UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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Zep Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Zep Inc. 1310 Seaboard Industrial Boulevard

Atlanta, Georgia 30318

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To be held January 8, 2009

Time:	1:00 p.m. Eastern Time

Date:	January 8, 2009

Place:	Research & Development Auditorium
1420 Seaboard Industrial Boulevard
Atlanta, Georgia 30318

Record Date:	Stockholders of record at the close of business on November 17, 2008 are entitled to notice of and to vote at the meeting or any adjournments or postponements thereof.

Purpose:

(1)    Elect two directors with terms expiring at the 2012 annual meeting;

(2)    Approve the Zep Inc. Management Compensation and Incentive Plan;

(3)    Ratify the appointment of our independent registered public accounting firm; and

(4)    Consider and act upon such other business as may properly come before the meeting or any adjournments or postponements thereof.

Stockholders Register:	A list of the stockholders entitled to vote at the meeting may be examined during regular business hours at our offices, 1310 Seaboard Industrial Boulevard, Atlanta, Georgia, 30318, during the ten-day period preceding the meeting.

By order of the Board of Directors,

C. FRANCIS WHITAKER, III

Vice President, General Counsel and Secretary

November 24, 2008

YOUR VOTE IS IMPORTANT

IF YOU ARE A STOCKHOLDER OF RECORD, YOU CAN VOTE YOUR SHARES BY THE INTERNET, BY TELEPHONE OR BY MAIL. IF YOU WISH TO VOTE BY THE INTERNET OR BY TELEPHONE, PLEASE FOLLOW THE INSTRUCTIONS PROVIDED ON YOUR PROXY CARD.

IF YOU WISH TO VOTE BY MAIL, PLEASE DATE, SIGN, AND MAIL THE ENCLOSED PROXY PROMPTLY. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES IN THE ACCOMPANYING ENVELOPE.

WE ENCOURAGE YOU TO VOTE BY ONE OF THESE METHODS, EVEN IF YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON.

Zep Inc.

1310 Seaboard Industrial Boulevard

Atlanta, Georgia 30318

PROXY STATEMENT

The Board of Directors of Zep Inc. (“We,” “Our,” the “Company,” or “Zep”) are furnishing this information in connection with the solicitation of proxies for the annual meeting of stockholders to be held on January 8, 2009. Along with this proxy statement, we have enclosed a proxy and a copy of our annual report to stockholders, which includes the annual report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) for the fiscal year ended August 31, 2008. We expect to begin mailing this proxy statement, along with the enclosures, on November 24, 2008.

All properly executed written proxies, and all properly completed proxies submitted by telephone or Internet, that are delivered pursuant to this solicitation will be voted at the meeting in accordance with directions given in the proxy, unless the proxy is revoked prior to completion of voting at the meeting.

Only owners of record of shares of common stock of the Company at the close of business on November 17, 2008, the record date, are entitled to vote at the meeting, or at any adjournments or postponements of the meeting. Each owner of record on the record date is entitled to one vote for each share of common stock held. There were 21,662,781 shares of common stock issued and outstanding on the record date.

QUESTIONS RELATING TO THIS PROXY STATEMENT

What is a proxy?

It is your legal designation of another person to vote the stock you own. That other person is called a proxy. If you designate someone as your proxy in a written document, that document also is called a proxy or a proxy card. We have designated three of our officers as proxies for the 2009 Annual Meeting of Stockholders. These three officers are John K. Morgan, Mark R. Bachmann and C. Francis Whitaker, III.

What is a proxy statement?

It is a document that SEC regulations require us to give you when we ask you to sign a proxy card designating John K. Morgan, Mark R. Bachmann and C. Francis Whitaker, III as proxies to vote on your behalf.

What is the difference between a stockholder of record and a stockholder who holds stock in street name?

If your shares are registered in your name with our transfer agent, The Bank of New York Mellon, you are a stockholder of record. If your shares are held in the name of your broker or bank, your shares are held in street name.

What is the record date and what does it mean?

The record date for the 2009 Annual Meeting is November 17, 2008. The record date is established by the Board of Directors as required by the Delaware General Corporation Law (“Delaware Law”). Owners of record of common stock at the close of business on the record date are entitled to receive notice of the meeting and vote at the meeting and any adjournments or postponements of the meeting.

What different methods may I use to vote?

If you are a stockholder of record, you may provide your voting instructions by the Internet or by telephone by following the instructions provided on the proxy card or by mail by signing, dating and mailing the enclosed proxy card using the accompanying envelope. If you hold shares through a bank or broker, you should refer to the information the bank or broker provides about your voting options. At any time before the proxy is voted at the annual meeting, you may revoke it by giving written notice to the Secretary of the Company or by voting in person at the meeting.

What if I sign and return my proxy, but do not provide voting instructions?

Proxies that are properly delivered, and not revoked, will be voted as specified on the proxy card. If no direction is specified on proxies signed and returned, proxies will be voted for the election of the nominees for director listed below, for approval of the Zep Inc. Management Compensation and Incentive Plan and for ratification of the appointment of the Company’s independent registered public accounting firm for fiscal 2009 as stated on the proxy card.

How do I vote as a stockholder of record?

As a stockholder of record, you may vote by one of the three methods described below:

By the Internet. You may give your voting instructions by the Internet as described on the proxy card. This method is also available to stockholders who hold shares in the Investor Services Program sponsored by The Bank of New York Mellon, in the Employee Stock Purchase Plan, or in a 401(k) plan sponsored by the Company. The Internet voting procedure is designed to verify the voting authority of stockholders. You will be able to vote your shares by the Internet and confirm that your vote has been properly recorded. Please see your proxy card for specific instructions.

By Telephone. You may give your voting instructions using the toll-free number listed on the proxy card. This method is also available to stockholders who hold shares in the Investor Services Program sponsored by The Bank of New York Mellon, in the Employee Stock Purchase Plan, or in a 401(k) plan sponsored by the Company. The telephone voting procedure is designed to verify the voting authority of stockholders. The procedure allows you to vote your shares and to confirm that your vote has been properly recorded. Please see your proxy card for specific instructions.

By Mail. You may sign, date, and mail your proxy card in the postage-paid envelope provided.

In Person. You may vote in person at the meeting. Street name stockholders may only vote in person at the meeting if they have a legal proxy, as described in the following question.

How do I vote as a street name stockholder?

If your shares are held through a bank or broker, you should receive information from the bank or broker about your specific voting options. If you have questions about voting your shares, you should contact your bank or broker.

If you wish to vote in person at the meeting, you will need to bring a legal proxy to the meeting. You must request a legal proxy through your bank or broker.

Please note that if you request a legal proxy, any previously executed proxy will be revoked and your vote will not be counted unless you appear at the meeting and vote in person or legally appoint another proxy to vote on your behalf.

What is a quorum?

The presence of the holders of a majority of the outstanding shares of common stock entitled to vote at the Annual Meeting, present in person or represented by proxy, is necessary to constitute a quorum. The election inspector appointed for the meeting will tabulate votes cast by proxy and in person at the meeting and determine the presence of a quorum.

How are abstentions and broker non-votes counted?

Abstentions will be considered as present for purposes of establishing a quorum. If a broker indicates on the proxy that it does not have discretionary authority to vote certain shares on a particular matter (a “broker non-vote”), those shares will be considered as present for purposes of establishing a quorum but not entitled to vote with respect to that matter. The New York Stock Exchange rules require that at least a majority of outstanding shares vote with respect to the approval of the Zep Inc. Management Compensation and Incentive Plan, and broker non-votes are not counted for purposes of this requirement.

How are votes tabulated?

According to the Company’s By-Laws, each of the proposed items will be determined as follows:

Election of Directors: The election of directors will be determined by a plurality of votes cast.

All other matters: The voting results of all other matters are determined by a majority of votes cast affirmatively or negatively, except as may otherwise be required by law.

How are proxies solicited and what is the cost?

We will bear all expenses incurred in connection with the solicitation of proxies. Our directors, officers and associates may solicit proxies by mail, telephone and personal contact. They will not receive any additional compensation for these activities. We reserve the right to engage a third-party proxy solicitation company to assist in the solicitation of proxies, but we do not currently intend to do so. We will reimburse brokers, fiduciaries and custodians for their costs in forwarding proxy materials to beneficial owners of common stock.

QUESTIONS AND ANSWERS ABOUT COMMUNICATIONS,

GOVERNANCE AND COMPANY DOCUMENTS

The Board of Directors of the Company (the “Board”) takes seriously its responsibility to represent the interests of stockholders and is committed to good corporate governance. To that end, the Board has adopted a number of policies and processes to ensure effective governance of the Board and the Company.

How do I contact the Board of Directors?

Stockholders and other interested parties may communicate directly with the Board or the non-management Directors by writing to the Chairman of the Nominating and Corporate Governance Committee, and with members of the Audit Committee by writing to the Chairman of the Audit Committee, each in care of the Corporate Secretary, Zep Inc., 1310 Seaboard Industrial Boulevard, Atlanta, Georgia 30318. All communications will be forwarded promptly.

Where can I see the Company’s corporate documents and SEC filings?

The following governance documents are available on the Company’s website at www.zepinc.com under “Investors,” then “Corporate Governance.”

•	Certificate of Incorporation

•	By-Laws

•	Corporate Governance Guidelines

•	Director Independence Standards

•	Charters of the Audit, Compensation and Nominating and Corporate Governance Committees

•	Code of Ethics and Business Conduct

Copies of any of these documents will be furnished to any interested party if requested in writing to Corporate Secretary, Zep Inc., 1310 Seaboard Industrial Boulevard, Atlanta, Georgia 30318.

Our SEC filings, including Section 16 filings, are available under the “SEC Filings” heading of the “Investor” section on the Company’s website.

How are directors nominated?

The Nominating and Corporate Governance Committee, comprised of three independent directors, is responsible for recommending to the Board a slate of director nominees for the Board to consider recommending to the stockholders, and for recommending to the Board nominees for appointment to fill a new Board seat or any Board vacancy. To fulfill these responsibilities, the Committee annually assesses the requirements of the Board and makes recommendations to the Board regarding its size, composition, and structure. In determining whether to nominate an incumbent director for reelection, the Nominating and Corporate Governance Committee evaluates each incumbent director’s continued service in light of the current assessment of the Board’s requirements, taking into account factors such as evaluations of the incumbent’s performance.

When the need to fill a new Board seat or vacancy arises, the Committee proceeds by whatever means it deems appropriate to identify a qualified candidate or candidates, which may include engaging an outside search firm. The Committee reviews the qualifications of each candidate, including, but not limited to, the candidate’s experience, judgment, diversity, and skills in such areas as manufacturing and distribution technologies and accounting or financial management. Final candidates are generally interviewed by one or more Committee members. The Committee makes a recommendation to the Board based on its review, the results of interviews with the candidates, and all other available information. The Board makes the final decision on whether to invite a candidate to join the Board. The Board-approved invitation is extended through the Chairman of the Nominating and Corporate Governance Committee and the Chairman of the Board, President and Chief Executive Officer.

Director Nominations by Stockholders. The Nominating and Corporate Governance Committee will consider recommendations for director nominees from stockholders made in writing and addressed to the attention of the Chairman of the Nominating and Corporate Governance Committee, c/o Corporate Secretary, Zep Inc., 1310 Seaboard Industrial Boulevard, Atlanta, Georgia 30318. The Nominating and Corporate Governance Committee will consider such recommendations on the same basis as those from other sources. Stockholders making recommendations for director nominees to the Committee should provide the same information required for nominations by stockholders at an annual meeting, as explained below under “Next Annual Meeting—Stockholder Proposals.”

INFORMATION CONCERNING THE BOARD AND ITS COMMITTEES

Board and Committee Membership

The Board has delegated certain functions to the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee and each committee has adopted a charter (see “Questions and Answers about Communications, Governance and Company Documents”). The table below sets forth the membership of each of the committees during fiscal 2008:

Director*	Audit	Compensation	Governance
J. Veronica Biggins	—	X	X
Earnest W. Deavenport, Jr.	—	Chair	X
Kenyon W. Murphy*	X	X	—
Sidney J. Nurkin	X	—	Chair
Joseph Squicciarino	Chair	—	—
Timothy T. Tevens	X	X	—

*	Kenyon W. Murphy, who served on the Audit and Compensation Committees during fiscal 2008, ceased serving on these committees as of October 15, 2008 when the New York Stock Exchange exemption relating to his independence expired.

During the fiscal year ended August 31, 2008, the Board met five times. All directors attended 100% of all meetings held by the Board and their respective committees during fiscal 2008. The Company expects that each continuing director will attend the annual meeting of stockholders, absent a valid reason.

At each regular quarterly Board meeting, the Board meets without management present. Non-management director sessions are led by the Lead Director, Earnest W. Deavenport, Jr.

The Audit Committee is responsible for certain matters pertaining to the auditing, internal control, and financial reporting of the Company, as set forth in the Committee’s report below and in its charter (see “Questions and Answers about Communications, Governance, and Company Documents”). All members of the Committee are independent under the requirements of the SEC and the Sarbanes-Oxley Act of 2002. In addition, the members of the Committee meet the current independence and financial literacy requirements of the listing standards of the New York Stock Exchange. Each quarter, the Audit Committee meets separately with the independent registered public accounting firm, the internal auditors, the chief financial officer, the chief compliance officer, and the general counsel, without other management present. The Board has determined that Mr. Squicciarino satisfies the “audit committee financial expert” criteria adopted by the SEC and that he has accounting and related financial management expertise required by the listing standards of the New York Stock Exchange. The Committee held six meetings during fiscal 2008.

The Compensation Committee is responsible for certain matters relating to the evaluation and compensation of the executive officers and non-employee directors, as set forth in its charter (see “Questions and Answers about Communications, Governance, and Company Documents“). The Compensation Committee meets privately with an independent compensation consultant without management present when deemed appropriate by the Committee. The Compensation Committee will evaluate the performance of the independent consultant in relation to the Committee’s functions and responsibilities annually. Each member of the Committee is independent under the listing standards of the New York Stock Exchange and is an outside director under Section 162(m) of the Internal Revenue Code (the “Code”) and a non-employee under Section 16(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Committee held four meetings during fiscal 2008.

The Nominating and Corporate Governance Committee is responsible for reviewing matters pertaining to the composition, organization, and practices of the Board as set forth in its charter and including, but or not limited to, recommending Corporate Governance Guidelines, leading the periodic evaluation of the Board in meeting its corporate governance responsibilities, leading the periodic evaluation of individual directors, and recommending to the full Board a slate of directors for consideration by the stockholders at the annual meeting and candidates to fill a new Board position or any vacancies on the Board, as explained in greater detail above under “Questions and Answers about Communications, Governance, and Company Documents.” Each member of the Committee is independent under the listing standards of the New York Stock Exchange. The Committee held five meetings during fiscal 2008.

Compensation Committee Interlocks and Insider Participation

The directors serving on the Compensation Committee of the Board during the fiscal year ended August 31, 2008 were Earnest W. Deavenport, Jr. (“Chairman”), J. Veronica Biggins, Kenyon W. Murphy, and Sidney J. Nurkin. Mr. Murphy was previously an executive officer of Acuity Brands, Inc. (“Acuity Brands” or “Acuity”) prior to our spin-off from Acuity Brands and served as an independent member of the Compensation Committee subject to an exemption provided by the New York Stock Exchange, which expired October 15, 2008. During fiscal 2008, no executive officer of the Company served as a director of any corporation for which any of these individuals served as an executive officer, and there were no other Compensation Committee interlocks with the companies with which these individuals or the Company’s other directors are affiliated.

COMPENSATION OF DIRECTORS

Non-Employee Directors

We provide each non-employee director with an annual director fee, which includes meeting fees for a specified number of Board and committee meetings. The program is designed to achieve the following goals: compensation should fairly pay directors for work required for a company of Zep’s size and scope; compensation should align directors’ interests with the long-term interests of stockholders; and the structure of the compensation should be simple, transparent and easy for stockholders to understand.

Annual Director Fees

Effective November 2007, each non-employee director receives an annual director fee in the amount of $65,000, which includes meeting fees for the first five Board meetings and the first five meetings attended for each committee on which the non-employee director serves, an additional fee of $5,000 for the director serving as chairman of the Nominating and Corporate Governance and Compensation Committees, an additional fee of $10,000 for the director serving as chairman of the Audit Committee, and an additional fee of $10,000 to the director serving as Lead Director of the Board. Non-employee directors receive $1,000 for each Board meeting attended in excess of five Board meetings each fiscal year and $750 for each committee meeting attended in excess of five committee meetings of each committee each fiscal year. Fifty percent of the annual fee, or $32,500, is required to be deferred under the terms of the deferred compensation plan described below, and the remaining fees may be deferred at the election of the director.

Mr. Morgan, as an employee, receives no additional compensation for services as a director of our Board.

Equity Awards

In November 2007, each founding non-employee director received a restricted stock award valued at $150,000 pursuant to the Zep Inc. Long-Term Incentive Plan (the “Equity Plan”), which was approved by our sold shareholder, Acuity Brands, prior to the spin-off. The restricted stock awards vest ratably over a three-year period and earn dividends at the rate equivalent to the dividends paid other common stockholders. In December 2007, Mr. Tevens also received a restricted stock award valued at $150,000 concurrent with his appointment to the Board.

Deferred Compensation Plan

Non-employee directors are required to defer one-half of their annual director fee and may elect to defer the remaining portion of the annual fee, any additional fees or meeting fees pursuant to the deferred compensation plan for non-employee directors. The required deferred amounts are automatically invested in deferred stock units to be paid in shares and the optional deferred amounts may be invested in deferred stock units to be paid in shares or credited to an interest-bearing account to be paid in cash, each to be paid at retirement from the Board. Dividend equivalents on deferred stock units are credited to an interest-bearing account.

The value of Acuity Brands deferred stock units credited to Mr. Deavenport’s account for his service on the Acuity Brands board of directors at the date of the spin-off remained in Acuity Brands deferred stock units and will be paid in Acuity Brands common stock at retirement from the Board. The number of Acuity Brands deferred stock units was increased using a conversion ratio to maintain the value of the Acuity Brands deferred stock units immediately following the spin-off. Mr. Deavenport will continue to earn dividend equivalents, which will be credited to an interest-bearing account, but he may not elect to defer additional amounts into Acuity Brands deferred stock units.

Stock Ownership Requirement

Each non-employee director is subject to a stock ownership requirement and a stock retention requirement. The stock ownership requirement provides that, over a five year period, each director should attain ownership in Zep common stock valued at three times the base annual director fee at the time the program was established. Until they have reached their stock ownership requirement, each director must retain a portion of shares obtained through the deferral of fees, the vesting of restricted stock, or the exercise of stock options, if applicable. For these purposes, ownership includes stock held directly, interests in restricted stock and deferred stock units. Stock options are not taken into consideration in meeting the ownership requirements.

Director Compensation for Fiscal 2008

The following table sets forth information concerning the compensation for fiscal 2008 to our non-employee directors. Our directors did not receive any Option Awards, did not have any Non-Equity Incentive Plan Compensation, did not have any earnings in a nonqualified deferred compensation plan in excess of the applicable federal rate, nor have any amounts that required disclosure under “All Other Compensation.”

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)(3)	Total ($)
J. Veronica Biggins	$48,750	$39,824	$88,574
Earnest W. Deavenport, Jr.	52,500	39,824	92,324
Kenyon W. Murphy	49,500	39,824	89,324
Sidney J. Nurkin	53,250	39,824	93,074
Joseph Squicciarino	55,950	39,824	95,774
Timothy T. Tevens	41,938	36,219	78,157

(1)	The fees earned in 2008 were as follows:

	Paid as Compensation Deferred to Stock Units		Paid in Cash
	$	#
J. Veronica Biggins	$24,375	1,485	$24,375
Earnest W. Deavenport, Jr.	52,500	3,199	—
Kenyon W. Murphy	24,375	1,485	25,125
Sidney J. Nurkin	24,375	1,485	28,875
Joseph Squicciarino	24,375	1,485	31,575
Timothy T. Tevens	20,969	1,290	20,969

(2)	The amount reported in this column includes the dollar amount, without any reduction for risk of forfeiture, recognized for financial statement reporting purposes for fiscal 2008 of grants of restricted stock to non-employee directors, calculated in accordance with the provisions of SFAS No. 123(R).
(3)	The aggregate numbers of outstanding restricted stock awards at August 31, 2008 were: 11,980 for Ms. Biggins and Messrs. Deavenport, Murphy, Nurkin and Squicciarino, and 10,260 for Mr. Tevens.

Compensation Decisions for Fiscal 2009

The Committee engaged an independent executive compensation consulting firm (see “Role of the Compensation Consultants’) to perform a competitive total compensation study for the non-employee directors. The independent consultant utilized both published compensation surveys for similar-sized companies and peer company data (see “Competitive Benchmarking, including Peer Group Analysis”). Based on the results of that market study, the Board of Directors approved a one-time grant of restricted stock valued at $10,000 on September 29, 2008 for each of the non-employee directors.

BENEFICIAL OWNERSHIP OF THE COMPANY’S SECURITIES

The following table sets forth information concerning beneficial ownership of the Company’s common stock as of November 17, 2008, unless otherwise indicated, by each of the directors, by each nominee for director, by each of the named executive officers, by all directors and officers of the Company as a group, and by beneficial owners of more than five percent of the Company’s common stock.

Name	Shares of Common Stock Beneficially Owned(1)(2)(3)	Percent of Shares Outstanding(4)
Mark R. Bachmann	148,228	*
J. Veronica Biggins	12,550	*
Robert P. Collins	32,235	*
Earnest W. Deavenport, Jr.	13,109	*
O. B. Grayson Hall, Jr.	—	—
William A. (Bill) Holl	186,933	*
John K. Morgan	385,994	1.8%
Kenyon W. Murphy	25,818	*
Sidney J. Nurkin	12,550	*
Joseph Squicciarino	12,550	*
Timothy T. Tevens	10,830	*
C. Francis Whitaker, III	19,180	*
All directors and executive officers as a group(13 persons)	891,028	4.0%
GAMCO Investors, Inc.(5)	2,871,640	13.3%
Barclays Global Investors, N.A.(6)	1,710,150	7.9%
Keeley Asset Management Corp.(7)	1,530,400	7.1%
Morgan Stanley Investment Management Inc.(8)	1,510,688	7.0%
Wellington Management Company LLP(9)	1,370,818	6.3%

*	Represents less than one percent of the Company’s common stock.
(1)	Subject to applicable community property laws and, except as otherwise indicated, each beneficial owner has sole voting and investment power with respect to all shares shown.
(2)	Includes Zep shares that may be acquired within 60 days of November 17, 2008 upon exercise of employee stock options. Options are included for the following individuals: Mr. Bachmann, 87,716 shares; Mr. Collins, 13,270 shares; Mr. Holl, 46,327 shares; Mr. Morgan, 218,364 shares; Mr. Whitaker, 8,537 shares; and all directors and executive officers as a group, 384,466 shares.
(3)	Includes time-vesting restricted stock granted under the Equity Plan, portions of which vest in September 2009 through 2012, November 2008 through 2011, July 2009 and 2010, September 2008 through 2010, June 2009 and 2010, March 2009 and 2010, December 2008 and 2009, January 2009, December 2008 and November 2008. The executives have sole voting power over these restricted stock. Restricted stock are included for the following individuals: Mr. Bachmann, 29,029 shares; Ms. Biggins, 8,556 shares; Mr. Collins, 16,267 shares; Mr. Deavenport, 8,556 shares; Mr. Holl, 96,554 shares; Mr. Morgan, 114,010 shares; Mr. Murphy, 8,556 shares; Mr. Nurkin, 8,556 shares; Mr. Squicciarino, 8,556 shares; Mr. Tevens, 10,830 shares; Mr. Whitaker, 8,338 shares; and all directors and executive officers as a group, 335,159 shares.
(4)	Based on an aggregate of 21,662,781 shares of Zep common stock issued and outstanding as of November 17, 2008.
(5)	This information is based on a Form 13F filed with the SEC by GAMCO Investors, Inc., One Corporate Center, Rye, New York 10580-1435, on November 14, 2008 containing information as of September 30, 2008.
(6)	This information is based on a Form 13F filed with the SEC by Barclays Global Investors, N.A., 45 Fremont Street, San Francisco, CA 94105-2204, on November 12, 2008 containing information as of September 30, 2008.
(7)	This information is based on a Form 13F filed with the SEC by Keeley Asset Management Corp., 401 South LaSalle Street, Suite 1201, Chicago, Illinois 60605, on November 10, 2008 containing information as of September 30, 2008.
(8)	This information is based on a Form 13F filed with the SEC by Morgan Stanley, 1585 Broadway, New York, New York 10036, on November 14, 2008 containing information as of September 30, 2008.
(9)	This information is based on a Form 13F filed with the SEC by Wellington Management Company, LLP, 75 State Street, Boston, Massachusetts 02109, on November 14, 2008 containing information as of September 30, 2008.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The Company’s directors, officers and persons who beneficially own more than 10% of the Company’s common stock are required by Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) to file reports of ownership and changes in ownership of the Company’s common stock with the SEC, the New York Stock Exchange, and the Company. Based on our review of information received by the Company during the fiscal year, we believe that all required Section 16(a) filings were made on a timely basis, except that Mr. Bachmann filed late a Form 4 to report an open market purchase of 100 shares.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

There is no family relationship between any of our executive officers or directors, and there are no arrangements or understandings between any of our executive officers or directors and any other person pursuant to which any of them was elected an officer or director, other than arrangements or understandings with our directors or officers acting solely in their capacities as such. Generally, our executive officers will be elected annually and will serve at the pleasure of our Board.

The Board has reviewed the independence of its members and of Mr. Hall, the nominee for director, and determined that all of its members, except John K. Morgan, the Chairman, President, and Chief Executive Officer and Kenyon W. Murphy, the former Executive Vice President, Chief Administrative Officer and General Counsel of Acuity Brands, have no material relationship with us, and are therefore independent, based on the listing standards of the New York Stock Exchange, the categorical standards set forth in the Company’s Governance Guidelines (available on our website at www.zepinc.com under “Corporate Governance”) and a finding of no other material relationships.

Kenyon W. Murphy served as a member of the Audit Committee and Compensation Committee until October 15, 2008 and did not qualify as an independent director based on the listing standards of the New York Stock Exchange. Rule 303A of the New York Stock Exchange Listing Standards provided that our Audit Committee and our Compensation Committee were not required to become fully independent until twelve months after our listing date, as long as the majority of the members of each committee were independent within ninety days of our listing. Each of our Audit Committee and Compensation Committee utilized this phase in provision and subsequently became fully independent on October 15, 2008.

We have transactions in the ordinary course of business with unaffiliated corporations and institutions, or their subsidiaries, for which certain non-employee directors of the Company serve as directors. No current directors of the Company serve as executive officers of those companies. Identifying possible related party transactions involves the following procedures in addition to the completion and review of the customary directors and officers questionnaires. The Company annually requests that each director verify and update the following information:

•	a list of entities where the director is an employee, director or executive officer;

•	each entity where an immediate family member of a director is an executive officer;

•	each entity in which the director or an immediate family member is a partner or principal or in a similar position or in which such person has a 5% or greater beneficial ownership interest; and

•	each charitable or non-profit organization where the director or an immediate family member is an employee, executive officer, director or trustee.

After compiling a list of all such persons and entities, and after the list has been reviewed and updated, it is distributed within the Company to identify potential transactions through comparison to ongoing transactions, along with payment and receipt information. Transactions are compiled for each person and entity and reviewed for relevancy. Relevant information, if any, is presented to the Board to obtain approval or ratification of the transactions.

With respect to those companies having common non-employee directors with the Company, management believes the directors had no direct or indirect material interest in transactions in which the Company engaged with those companies during the fiscal year.

PROPOSALS REQUIRING YOUR VOTE

ITEM 1—ELECTION OF DIRECTORS

The Board has analyzed the independence and made a determination with respect to each of its members as outlined in “Certain Relationships and Related Party Transactions” above.

The members of the Board are divided into three classes serving staggered three-year terms. Directors for each class are elected at the annual meeting of stockholders for the year in which the term for their class expires. The Company’s By-Laws provide that the number of directors constituting the Board shall be determined from time to time by the Board. Currently, the number of directors constituting the Board is fixed at seven.

The terms for two of our directors, J. Veronica Biggins and Kenyon W. Murphy, expire at this annual meeting. One of these directors, Ms. Biggins, is a nominee at the annual meeting. If elected, Ms. Biggins will hold office for a three-year term expiring at the annual meeting for fiscal 2012 or until her successor is elected and qualified.

Since the exemption relating to Mr. Murphy’s independence pursuant to Rule 303A of the New York Stock Exchange Listing Standards expired on October 15, 2008, Mr. Murphy has not been nominated to stand for reelection (see “Certain Relationships and Related Party Transactions”). In order to fill the vacancy that will be created by Mr. Murphy ceasing to be a director, the Nominating and Corporate Governance Committee, considered the qualifications and business experience, including a review of their independence, of a number of candidates previously identified by the Chairman of the Nominating and Corporate Governance Committee and the Chairman of the Board. Upon a review of the potential candidates, the Nominating and Corporate Governance Committee recommended that the Board nominate Mr. O. B. Grayson Hall, Jr. and Mr. Hall has agreed to stand for election. If elected, Mr. Hall will hold office for three-year term expiring at the annual meeting for fiscal 2012 or until his successor is elected and qualified.

The persons named in the accompanying proxy, or their substitutes, will vote for the election of the nominees listed hereafter, except to the extent authority to vote for any or all of the nominees is withheld. No proposed nominee is being elected pursuant to any arrangement or understanding between the nominee and any other person or persons. All nominees have consented to stand for election at this meeting. If any of the nominees become unable or unwilling to serve, the persons named as proxies in the accompanying proxy, or their substitutes, shall have full discretion and authority to vote or refrain from voting for any substitute nominees in accordance with their judgment.

Director Nominees for the 2009 Annual Meeting

Of the director nominees listed below, Ms. Biggins is currently a director of the Company. Following is a brief summary of each director nominee’s business experience, other public company directorships held, and membership on the standing committees of the Board of the Company.

Name	Age	If Elected, New Term Expires	Principal Business Affiliation During Past Five Years
J. Veronica Biggins	62	2012	Ms Biggins has served as a Director since October 2007. Ms. Biggins has served as a Director of HNCL Search, an executive search firm, since September 2007, prior to which she served as a senior partner of Heidrick & Struggles International, an executive search firm, since 1995. Ms. Biggins is a member of our Compensation and Nominating and Corporate Governance Committees. She is a director of Avnet Corporation and AirTran Holdings Inc.

O. B. Grayson Hall, Jr.	51	2012

Mr. Hall has been nominated to serve as a Director upon his election by the stockholders in January 2009. He has served as a member of the Executive Council and as Senior Executive Vice President, General Banking Group of Regions Financial Corporation (“Regions”) since November 2006. Mr. Hall served as head of various lines of business at Regions from January 2005 until November 2006, including managing Consumer Banking, Commercial Banking and Wealth Management. He served as head of the Operations and Technology Group and various administrative functions from 1993 through December 2004. If elected, Mr. Hall will become a member of our Audit and Compensation Committees.

Directors with Terms Expiring at the 2010 and 2011 Annual Meetings The directors listed below will continue in office for the remainder of their terms in accordance with the By-Laws of the Company.
Name	Age	Term Expires	Principal Business Affiliation During Past Five Years
Earnest W. Deavenport, Jr.	70	2010	Mr. Deavenport has served as a Director since October 2007. He is the retired Chairman and Chief Executive Officer of Eastman Chemical Company, and served in those positions from 1994 to 2002. Mr. Deavenport served as a director of Acuity Brands from June 2002 until October 2007. Mr. Deavenport serves as Lead Director, is Chairman of our Compensation Committee and is a member of our Nominating and Corporate Governance Committee. He is a director of King Pharmaceuticals, Inc. and Regions Financial Corporation.

Name	Age	Term Expires	Principal Business Affiliation During Past Five Years
John K. Morgan	54	2011	Mr. Morgan is our Chairman, President and Chief Executive Officer and has served in these positions since October 2007. He was elected President and Chief Executive Officer of Acuity Specialty Products in July 2007. He served as an Executive Vice President of Acuity Brands until October 2007. He served as President and Chief Executive Officer of Acuity Brands Lighting, Inc. from August 2005 to July 2007. He served at Acuity Brands as President and Chief Development Officer from January 2004 to August 2005, as Senior Executive Vice President and Chief Operating Officer from June 2002 until January 2004, and as Executive Vice President from December 2001 until June 2002. He is a director of WESCO International, Inc.

Sidney J. Nurkin	67	2010	Mr. Nurkin has served as a Director since October 2007. Mr. Nurkin serves as Counsel to the law firm of Alston & Bird, LLP, a national law firm headquartered in Atlanta. Prior to his retirement on December 31, 2006, Mr. Nurkin was a Senior Partner in the law firm for more than five years. Mr. Nurkin is Chairman of our Nominating and Corporate Governance Committee and is a member of our Audit Committee. He is a director of Dayton Superior Corporation.

Joseph Squicciarino	52	2011	Mr. Squicciarino has served as a Director since October 2007. Mr. Squicciarino has served as the Chief Financial Officer of King Pharmaceuticals, Inc. since June 2005. Prior to joining King Pharmaceuticals, Inc., he served as Chief Financial Officer—North America for Revlon, Inc. from March 2005 until June 2005 and as Chief Financial Officer—International for Revlon International, Inc. from February 2003 until March 2005. He held the position of Group Controller Pharmaceuticals—Europe, Middle East, Africa with Johnson & Johnson from October 2001 until October 2002. Mr. Squicciarino is Chairman of our Audit Committee.

Timothy T. Tevens	52	2011	Mr. Tevens has served as a Director since December 2007. Mr. Tevens has served as the President of Columbus McKinnon Corporation since January 1998 and as Chief Executive Officer since July 1998. Mr. Tevens served as Vice President–Information Services of Columbus McKinnon Corporation from May 1991 to January 1998, becoming their Chief Operating Officer in October 1996. From 1980 to 1991, Mr. Tevens was employed by Ernst & Young LLP in various management consulting capacities. Mr. Tevens is a member of our Audit and Compensation Committees. He is also a director of Columbus McKinnon Corporation.

ITEM NO. 2—APPROVAL OF THE ZEP INC. MANAGEMENT

COMPENSATION AND INCENTIVE PLAN

Subject to ratification by the Company’s stockholders, the Board on September 30, 2008 adopted the amended and restated Zep Inc. Management Compensation and Incentive Plan (the Annual Incentive Plan). Stockholder approval of the Annual Incentive Plan is sought in order to qualify the Annual Incentive Plan under Section 162(m) of the Code and to thereby allow the Company to deduct for federal income tax purposes all compensation paid under the Annual Incentive Plan to named executive officers (generally, the executive officers who would be listed for a fiscal year in the summary compensation table).

Approval of the Annual Incentive Plan requires the affirmative vote of a majority of the shares of the Company’s outstanding common stock present, in person or by proxy, and entitled to vote at the annual meeting; provided that at least a majority of shares of the Company’s outstanding common stock is voted on this proposal. If the Annual Incentive Plan is not approved by the Company’s stockholders, the existing Zep Inc. Management Compensation and Annual Incentive Plan will continue. In such event, however, future payments under that plan will not qualify for the performance-based compensation exception under Section 162(m) of the Code.

This summary of the material features of the Annual Incentive Plan is qualified in its entirety by reference to the full text of the Annual Incentive Plan, which is set forth in Exhibit A.

General

The purpose of the Annual Incentive Plan is to further the growth and financial success of the Company by offering performance incentives to designated executives who have significant responsibility for such success. The Annual Incentive Plan will be administered by the Compensation Committee or other committee designated by the Board (the “Committee”), subject to the Committee’s right to delegate to the Chief Executive Officer and others responsibility for administration of the Annual Incentive Plan as it relates to participants other than named executive officers. Persons eligible to participate in the Annual Incentive Plan are the executive officers and other executives of the Company or its subsidiaries, who are in management positions designated as eligible for participation by the Committee or its designee. Currently, approximately 14 individuals have been designated as eligible for participation for fiscal 2009. Additional non-executive associates are covered under similar incentive plans of the Company.

The Annual Incentive Plan may be amended, suspended, or terminated by the Committee at any time, subject to ratification by the Board and to the consent of each participant whose rights with respect to an approved award would be adversely affected. Unless terminated, the Annual Incentive Plan will remain in effect until awards thereunder are paid for the Company’s fiscal year ending in 2014.

Awards Under the Annual Incentive Plan

Prior to, or as soon as practical after, the commencement of each fiscal year, the Committee will establish plan rules for that year with respect to the following matters:

•	associates who are eligible to participate;

•	performance targets and the measurement criteria for determining the level of achievement of the performance targets;

•	the percentage of a participant’s base salary which may be paid as an incentive award at specified levels of achievement of the performance targets; and

•	the times and conditions subject to which any incentive award may become payable.

Performance criteria for named executive officers will include one or more of the following criteria, as set forth in Appendix A to the Annual Incentive Plan:

•    AATP margin

•    adjusted after-tax profit (AATP)

•    adjusted EBIT

•    adjusted pre-tax profit

•    capitalized economic profit

•    capitalized entity value

•    capitalized equity value

•    cash flow

•    cash flow return on capital

•    cash flow return on capitalized entity/equity value

•    cash flow return on investment

•    change in capital

•    change in operating working capital

•    change in price of shares

•    change in working capital

•    customer satisfaction

•    days payables outstanding

•    days inventory outstanding

•    days sales outstanding

•    debt

•    debt reduction

•    diversity

•    earnings before interest and taxes (EBIT)

•    earnings before interest, taxes, depreciation and amortization (EBITDA)

•    EBIT, EBITDA or net income margin

•    earnings per share

•    economic profit

•    employee satisfaction

•    environmental, health and safety compliance

•    key performance indicators

•    market share

•    new product vitality

•    net debt

•    net debt reduction

•    net income

•    net income return on capital

•    net trade cycle days improvement

•    operating working capital

•    performance against annual improvement priorities

•    quality measures

•    return on assets

•    return on equity

•    return on gross investment

•    return on invested capital

•    return on net assets

•    sales

•    sales growth

•    total return to stockholders

•    working capital

•    Zep Business System processes

The Committee may establish other performance criteria for participants who are not named executive officers. In making the award for a fiscal year, the Committee may provide for specific adjustments that will be made to the performance criteria for the award for such year. The maximum incentive award payable to a participant for any fiscal year of the Company will be $4.0 million. Plan rules established each year by the Committee will be submitted to the Board for ratification as appropriate.

After the end of each fiscal year, the Committee will certify the extent to which the performance criteria have been achieved for that year. In measuring performance, the Committee may adjust the Company’s financial results to exclude the effect of unusual charges, income items, or other events which distort year-to-year comparisons of results. With respect to named executive officers, the Committee shall exclude such items with the effect of increasing the award payable if such items constitute “extraordinary” or “unusual” events or items under generally accepted accounting principles or are other significant unusual events or items. The Committee will also make adjustments to eliminate the effect of unanticipated changes in the tax laws and regulations.

Incentive awards shall be approved by the Committee, subject to ratification by the Board, based on the plan rules then in effect and the achievement of performance criteria as certified by the Committee. Any award may be decreased at the Committee’s discretion, based on such factors as the Committee may determine, including the failure of the Company or an operating unit to meet additional performance goals or the failure of the participant to meet personal performance goals. The Committee may in its discretion grant awards to deserving participants, notwithstanding levels of achievement of performance criteria.

Awards will generally be made in lump sum cash payments, unless the Committee specifies otherwise at the beginning of the year. Payments will be made as soon as practicable after determination of awards, subject to any rights of a participant to defer amounts pursuant to other plans of the Company.

A partial incentive award may be authorized by the Committee for a participant who is terminated without cause or who retires, dies, or becomes permanently and totally disabled. Otherwise, no award will be paid to a participant who is not an active employee of the Company, an operating unit, or an affiliate at the end of the fiscal year to which the award relates and, if the Committee so provides, on the date the award is payable.

Change in Control

Upon the occurrence of a change in control (as defined in the Annual Incentive Plan), unless a participant otherwise elects in writing, the participant’s incentive award for that year will be deemed to have been fully earned for the year, with performance at the target level and with no reductions for other factors. In that case, within thirty days after the effective date of the change in control, the participant will be paid in cash a pro rata portion of the award based on the number of days within the fiscal year that elapsed as of the effective date of the change in control.

Federal Tax Consequences

An award under the Annual Incentive Plan will constitute taxable ordinary income to the participant. Generally, the Company will be entitled to a corresponding deduction.

Section 162(m) of the Code limits to $1 million the amount of compensation that may be deducted in any tax year with respect to a named executive officer, with an exception for certain performance-based compensation. The Annual Incentive Plan is designed, and is to be administered, to qualify payments to named executive officers for that performance-based compensation exception.

New Plan Benefits

The Committee designates associates of the Company and its subsidiaries eligible to participate in the Annual Incentive Plan. As of the record date, there were approximately 14 eligible associates under the Annual Incentive Plan, including the named executive officers. The annual value of future awards under the Annual Incentive Plan is not determinable at this time; therefore, a new plan benefits table has not been included.

THE BOARD RECOMMENDS THAT YOU VOTE FOR ITEM NO. 2, APPROVAL OF THE ZEP INC. MANAGEMENT COMPENSATION AND INCENTIVE PLAN, INCLUDING THE MATERIAL TERMS OF THE PERFORMANCE MEASURES UNDER WHICH CERTAIN AWARDS MAY BE GRANTED.

Disclosure with Respect to Equity Compensation Plans

The following table provides information as of August 31, 2008 about equity awards under our Equity Plan, share units from deferrals into the Non-Employee Director Deferred Compensation Plan and share units from Company contributions into the Supplemental Deferred Compensation Plan. The table does not include 183,030 shares available for purchase under our Employee Stock Purchase Plan.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding those Currently Outstanding)
Equity compensation plans approved by the security holders(1)	1,439,963	(2)	$11.66	2,021,728	(3)
Equity compensation plans not approved by the security holders	N/A		N/A	N/A

Total	1,439,963			2,021,728

(1)	The Equity Plan, the Non-Employee Director Deferred Compensation Plan and the Supplemental Deferred Savings Plan were approved in October 2007 by the our sole stockholder, Acuity Brands, prior to our spin-off.

(2)	Includes 1,411,405 shares under the Equity Plan, 10,429 share units in the Non-Employee Director Deferred Compensation Plan and 18,129 share units in the Supplemental Deferred Savings Plan. Share units in the deferred compensation plans may be distributed to participants upon termination of service or retirement.
(3)	Amount shown does not reflect the reduction in shares available for grant from full value shares currently awarded and outstanding under the Equity Plan.

ITEM 3—RATIFICATION OF THE APPOINTMENT OF THE

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

At the annual meeting, a proposal will be presented to ratify the appointment of Ernst & Young LLP (“E&Y”) as the independent registered public accounting firm to audit our financial statements for the fiscal year ending August 31, 2009. E&Y has been the independent registered public accounting firm of the Company since its spin-off in October 2007 from Acuity Brands and previously served as the independent registered public accounting firm for Acuity Brands since 2002. Representatives of E&Y are expected to be present at the annual meeting and will be afforded the opportunity to make a statement if they so desire and to respond to appropriate stockholder questions. Information regarding fees paid to E&Y during fiscal 2008 is set out below in “Fees Billed by Independent Registered Public Accounting Firm.”

THE BOARD RECOMMENDS THAT YOU VOTE FOR ITEM 3, RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee and the Board previously adopted a written charter to set forth the Audit Committee’s responsibilities. The charter is reviewed annually and amended as necessary to comply with new regulatory requirements. A copy of the Company’s Audit Committee charter is available on our website at www.zepinc.com in the “Investor” portion of the website, under the heading, “Corporate Governance.” The Audit Committee is comprised solely of independent directors, as such term is defined by the listing standards of the New York Stock Exchange. Messrs. Squicciarino, Nurkin and Tevens were independent directors, as such term is defined by the listing standards of the New York Stock Exchange. Mr. Murphy served as a member of the Audit Committee until October 15, 2008 and did not qualify as an independent director based on the listing standards of the New York Stock Exchange. Rule 303A of the New York Stock Exchange Listing Standards provided that our Audit Committee was not required to become fully independent until twelve months after our listing date, as long as the majority of the members of the committee were independent within ninety days of our listing. The Audit Committee utilized this phase in provision until October 15, 2008.

As required by the charter, the Audit Committee reviewed the Company’s audited financial statements and met with management, as well as with E&Y (with and without management present), to (1) discuss the financial statements, (2) discuss their evaluations of the Company’s internal controls over financial reporting, and (3) discuss their knowledge of any fraud, whether or not material, that involved management or other associates who had a significant role in the Company’s internal controls.

The Audit Committee reviewed with E&Y, which is responsible for expressing an opinion on the conformity of the audited financial statements with U.S. generally accepted accounting principles, its judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee by Statement on Auditing Standards No. 61, Communications With Audit Committees, (as amended), other standards of the Public Company Accounting Oversight Board (United States), rules of the Securities and Exchange Commission, and other applicable regulations. In addition, the Audit Committee has discussed with E&Y its independence from Company management and the Company, including matters in the letter from the firm required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and considered the compatibility of non-audit services with E&Y’s independence.

The Audit Committee also reviewed management’s report on its assessment of the effectiveness of the Company’s internal control over financial reporting and E&Y’s report on the effectiveness of the Company’s internal control over financial reporting.

The Audit Committee discussed with the Company’s internal auditors and E&Y the overall scope and plans for their respective audits. The Audit Committee meets with the internal auditors and E&Y, with and without management present, to discuss the results of their examinations; their evaluations of the Company’s internal control, including internal control over financial reporting; and the overall quality of the Company’s financial reporting.

Based on the results of the inquiries and actions above, the Audit Committee recommended to the Board that the financial statements and management’s assessment of the effectiveness of the Company’s internal control over financial reporting be included in the Company’s Annual Report on Form 10-K for the fiscal year ended August 31, 2008 for filing with the SEC.

AUDIT COMMITTEE

Joseph Squicciarino, Chairman

Sidney J. Nurkin

Timothy T. Tevens

FEES BILLED BY INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The following table sets forth the aggregate fees billed during the fiscal years ended August 31, 2008 and August 31, 2007. As a subsidiary of Acuity Brands, we did not directly pay any fees to E&Y during 2007. The fees for audit and non-audit services provided by E&Y before our spin-off from Acuity Brands were paid by Acuity Brands. A portion of those fees has been allocated to us based on the principles described in Note 1 to the Notes to Consolidated and Combined Financial Statements. The aggregate fees paid by Acuity Brands to E&Y and allocated to us in fiscal 2007 are shown below and substantially all were related to audit services.

	2008	2007
Fees Billed:
Audit Fees	$1,003,000	$800,000
Audit Related Fees	85,000	—
Tax Fees	113,000	—
All Other Fees	1,500	—

Total	$1,202,500	$800,000

Audit Fees include fees for services rendered for the audit and quarterly reviews of the Company’s financial statements (including an audit of the effectiveness of the Company’s internal control over financial reporting) and accounting consultations and research work necessary to comply with generally accepted auditing standards.

Audit-Related Fees consisted principally of assurance and related services that are reasonably related to the performance of the audit or review of financial statements including employee benefit plan audits.

Tax Fees consisted principally of professional services related to international tax planning.

All Other Fees include amounts billed to the Company for the use of an online accounting research tool.

The Audit Committee has established policies and procedures for the approval and pre-approval of audit services and permitted non-audit services. The Audit Committee has the responsibility to engage and terminate our independent registered public accounting firm, to pre-approve the performance of all audit and permitted non-audit services provided to us by its independent registered public accounting firm in accordance with Section 10A of the Exchange Act and to review with our independent registered public accounting firm their fees and plans for all auditing services. The Audit Committee considered the provision of non-audit services by the independent registered public accounting firm and determined that provision of those services was compatible with maintaining auditor independence.

There were no “reportable events” as that term is described in Item 304(a)(1)(v) of Regulation  S-K.

OTHER MATTERS

We know of no other business to be transacted, but if any other matters do come before the meeting, the persons named as proxies in the accompanying proxy, or their substitutes, will vote or act with respect to them in accordance with their best judgment.

MANAGEMENT

Executive Officers

Executive officers are elected annually by the Board and serve at the discretion of the Board. John K. Morgan serves as a Director and as an executive officer. His business experience is discussed above in “Item 1—Election of Directors—Directors with Terms Expiring at the 2010 and 2011 Annual Meetings.”

Other executive officers as of the date of the Proxy Statement are:

Name	Age	Position	Position with Zep and Principal Business Affiliation During Past Five Years
Mark R. Bachmann	50	Executive Vice President and Chief Financial Officer	Mr. Bachmann is our Executive Vice President and Chief Financial Officer, a position he has held since October 2007. He served Acuity Specialty Products as Executive Vice President and Chief Financial Officer from November 2005 to October 2007, as Executive Vice President, Business Transformation from November 2004 to October 2005, and as Executive Vice President of Supply Chain from July 2003 to October 2004. Mr. Bachmann served as President of Enforcer Products from January2000 to July 2003.

William A. (Bill) Holl	51	Executive Vice President and Chief Operating Officer	Mr. Holl is our Executive Vice President and Chief Operating Officer, a position he has held since May 2008. He previously served as Executive Vice President and Chief Commercial Officer from October 2007 until May 2008. Mr. Holl served as Executive Vice President and Chief Commercial Officer of Acuity Specialty Products from July 2007 to October 2007. He served as Executive Vice President of Acuity Brands and as President and Chief Executive Officer of Acuity Specialty Products from June 2006 to July 2007. From September 2003 to November 2005, he served as Chief Executive Officer of DS Waters of America, LP, a home-and-office water delivery company. He began his career with Coca-Cola Enterprises, Inc. serving as Senior Vice President, Marketing and Business Development from July 2001 to September 2003, as President of its Eastern North America Group from January 2000 to June 2001, and in various other positions from November 1986 to December 1999.

Name	Age	Position	Position with Zep and Principal Business Affiliation During Past Five Years
Robert P. Collins	55	Vice President and Chief People Officer	Mr. Collins is our Vice President and Chief People Officer, a position he has held since October 2007. He joined Acuity Specialty Products in September 2007. Mr. Collins most recently served as a Corporate Vice President and Chief Human Resources Officer for Serologicals Corporation from August 2001 to October 2006. Prior to Serologicals Corporation, he was a partner with Ray & Berndtson from April 2000 to August 2001.

David A. Korn	42	Vice President and Chief Compliance Officer	Mr. Korn is our Vice President and Chief Compliance Officer, a position he has held since October 2007. He served as Vice President, Compliance of Acuity Brands from February 2004 to October 2007. Prior to joining Acuity Brands, Mr. Korn served in various positions with American Airlines, Inc. from June1996 to January 2004 including Managing Director of Safety, Security & Environmental Compliance and in-house counsel.

C. Francis Whitaker, III	41	Vice President, General Counsel, and Secretary	Mr. Whitaker is our Vice President, General Counsel and Secretary, a position he has held since October 2007. He joined Acuity Specialty Products in April 2006 as Vice President and General Counsel. Mr. Whitaker served Acuity Brands as Assistant Counsel from September 2003 to March 2006. He was a senior associate with the law firm of Paul, Hastings, Janofsky and Walker LLP from September 2001 to September 2003 and an associate with the law firm of Sutherland Asbill & Brennan LLP from September 1992 to September 2001.

EXECUTIVE COMPENSATION

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee has reviewed and discussed with management the following Compensation Discussion and Analysis section of this 2009 Proxy Statement. Based on its review and discussions with management, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in the Company’s 2009 Proxy Statement for filing with the SEC.

The Compensation Committee

Earnest W. Deavenport, Jr., Chairman

J. Veronica Biggins

Timothy T. Tevens

COMPENSATION DISCUSSION AND ANALYSIS

For purposes of this Compensation Discussion and Analysis, our named executive officers for fiscal 2008 are Messrs. Morgan, Bachmann, Holl, Collins and Whitaker. The compensation philosophies applied to our named executive officers with respect to fiscal 2008 were generally similar to those employed by Acuity Brands prior to our spin-off. During fiscal 2008, our Compensation Committee reviewed the various compensation programs and made adjustments as deemed appropriate.

Compensation Philosophy

Our philosophy is to compensate management and other key associates in a performance-based environment, through a combination of base salary and variable incentive compensation dependent on the Company’s performance. Total compensation opportunity is targeted to the competitive 50th percentile, with performance-based annual and long-term incentive programs designed to reward participants commensurate with the Company’s and the individual’s performance. Our incentive programs are structured so that payments are not earned if minimum performance thresholds are not achieved, and upper quartile compensation is earned only if warranted by exceptional Company and individual performance. Management is focused on creating a strong organization that enhances the value of our stockholders investments. Our executive compensation program is guided by the following principles, which are intended to support the Company’s pay-for-performance philosophy:

•	Total compensation programs should be designed to strengthen the relationship between pay and performance, with a resulting emphasis on variable, rather than fixed, forms of compensation;

•

Compensation should generally increase with position and responsibility. Total compensation should be higher for individuals with greater responsibility and greater ability to influence the Company’s results;

•	Total compensation opportunities should be in line with companies of similar size, industry and complexity; and

•	Management should focus on the long-term interests of stockholders.

The executive compensation program is designed to:

•	Attract and retain executives by providing a competitive reward and recognition program that is driven by our success;

•	Provide rewards to executives who create value for stockholders;

•	Consistently recognize and reward superior performers, measured by achievement of results and demonstration of desired behaviors; and

•	Provide a framework for the fair and consistent administration of pay policies.

Role of Compensation Consultants

Under its charter, the Compensation Committee is authorized to engage outside advisors at the Company’s expense. For fiscal 2008, the Compensation Committee engaged the compensation consulting firm of James F. Reda & Associates, LLC (“Reda”) to advise the committee regarding compensation of its executive officers and non-employee directors, and other compensation-related matters.

During fiscal 2008, Reda conducted a competitive market analysis of the various components of total compensation for the named executive officers, as well as other key officers of the Company. This competitive market analysis included a review of base salary, incentive compensation, retirement benefits and other perquisites. In addition, Reda studied the competitiveness of the Company’s outside director compensation program. Reda provided limited consulting to management, upon approval by the Compensation Committee, primarily in the area of competitive benchmarking for various management positions.

During fiscal 2009, the Compensation Committee intends to conduct a review of various compensation consulting firms and select a compensation consultant for ongoing future work. We anticipate the consultant that is selected would perform or be expected to perform the following services, in addition to preparation for and attendance at Compensation Committee meetings:

•	Due diligence regarding officer compensation: market pricing analysis for the chief executive officer; and the other executive officers of the Company.

•

Proxy statement disclosure: review the draft proxy statement and provide input and suggestions regarding potential modifications; assist management with the development of materials required by Securities and Exchange Commission regulations (including the Compensation Discussion and Analysis report).

•

Miscellaneous: throughout the year, provide the Compensation Committee with assistance and support on various issues, including (for example) new hire packages, pay practices or plan design benchmarking assistance, providing data or consulting advice regarding severance and/or change in control practices, updates related to evolving governance trends, board compensation analyses, and other issues.

Targeted Compensation Levels

The total direct compensation (base salary, and annual and long-term incentives) opportunities offered to our executive officers have been designed to ensure that they are competitive with market practices, support our executive recruitment and retention objectives, and are internally equitable among executives. Actual pay may vary above or below target levels based on Company and individual performance on our short- and long-term incentive plans.

In determining total compensation opportunities, the Compensation Committee considered: competitive compensation information and input provided by Reda; the Board’s performance evaluation of the chief executive officer; and the chief executive officer’s performance review and recommendation for each of the other executive officers.

Competitive Benchmarking, Including Peer Group Analysis

For executive officers, we compare total compensation opportunities to competitive benchmarks. During fiscal 2008, Reda performed a competitive total compensation study. Both published and private executive compensation surveys were utilized, as well as peer company proxy statements. The data obtained from these multiple sources was blended to form competitive benchmarks for our executives. The market data provides competitive benchmarks for positions with similar responsibilities at similar-sized chemical, chemical-related and manufacturing companies.

For purposes of the study, Reda compiled a list of peer companies from similar industries and with similar market capitalization and revenues. These companies are representative of the companies with whom we compete for business and executive talent, and generally represent annual revenues ranging from approximately one-half to two times our annual revenue size. The Compensation Committee reviewed and approved the peer companies recommended.

• Calgon Carbon Corporation • ICO, Inc. • Innophos Holdings, Inc. • Innospec Inc. • Landec Corporation • LSB Industries, Inc. • Material Sciences Corporation • Minerals Technologies Inc.	• OM Group, Inc. • OMNOVA Solutions Inc. • Penford Corporation • Quaker Chemical Corp. • Sensient Technologies Corporation • Stepan Company • Tennant Company • WD-40 Company

Weighting of Compensation Elements

The Compensation Committee determines the mix, value and weightings of each of the compensation elements by considering competitive market data described above. The Compensation Committee has established a framework to assure that a significant portion of overall target total compensation is at risk for senior executives. Actual amounts earned depend on annual performance of the business and the individual.

Elements of Executive Compensation

We use several compensation elements in our executive compensation program, including:

•	Base salary,

•	Performance-based annual cash incentives,

•	Performance-based long-term incentives, and

•	Retirement benefits.

The compensation program did not include any perquisites and other personal benefits during fiscal 2008, but the Compensation Committee may consider offering minimal benefits in the future based on competitive market practice and business needs.

Zep emphasizes the following elements of compensation:

Element of Compensation	Objective
Base Salary	• Provide a competitive level of secure cash compensation; and • Reward individual performance, level of experience and responsibility.

Performance-Based Annual Incentives	• Provide variable pay opportunity for short-term performance; and • Reward individual performance and Company or business unit performance.

Performance-Based Long-Term Incentives	• Provide variable pay opportunity for long-term performance; • Reward individual performance and overall Company performance; and • Align executives with interests of stockholders.

Retirement	• Provide competitive retirement benefits; and • Attract and retain management talent

Base Salary

Base salary is designed to attract talented executives and provide a competitive base to perform each role. Base salaries for executives are targeted at approximately the 50th percentile. Salary adjustments are made annually as merited or on promotion to a position of increased responsibility. Many factors influence the Company’s actual competitive posture on a position-by-position basis, and may include individual performance, experience, internal pay equity/consistency and critical skill needs. In fiscal 2008, the Compensation Committee did not award salary increases to Messrs. Morgan, Bachmann and Holl, but did award a 5.9% salary increase to Mr. Whitaker in recognition of the additional responsibilities he would assume in a public company setting. Mr. Collins joined the Company in fiscal 2008.

Based on the compensation review discussed above, the Company’s competitive posture for fiscal 2008 salaries varies by position, but overall was consistent with our stated pay philosophy. Mr. Morgan’s base salary is somewhat below market. At his request, the Committee approved no increase for fiscal 2009 as his total compensation is more heavily weighted on performance-based short and long-term incentive variable pay opportunities. In addition, no salary increases were approved for the other named executive officers for fiscal 2009.

Performance-Based Annual Incentives

Performance-based annual incentive compensation is a key component of our executive compensation strategy. The annual incentive award is payable in cash under the Zep Inc. Management Compensation and Incentive Plan (the “Annual Incentive Plan”), which was approved by our sole stockholder prior to the Company’s spin-off from Acuity Brands. This plan was designed to motivate executive officers to attain specific short-term performance objectives that, in turn, support the Company’s long-term objectives.

The Company targets annual bonus opportunities at the 50th percentile based on competitive benchmarks, with flexibility to make payments above or below target according to Company and individual performance. Based on the 2008 total compensation study, the Compensation Committee believes that the selected targeted amounts are internally aligned in a consistent manner and our competitive posture is in-line with market opportunities.

At the start of each fiscal year, an annual incentive target, stated as a percentage of base salary, is determined for each participant. Target awards range from 45% to 85% of salary for named executive officers. In addition, financial and individual performance goals are established. At the end of the fiscal year, earned amounts are determined based on the achievement of results against those goals, subject to the application of negative discretion by the Compensation Committee.

Financial Performance (Company Performance Factor)

The performance measures and performance level required for fiscal 2008 awards were established by the Compensation Committee and ratified by the board within the first 90 days of the fiscal year. The Compensation Committee determines the financial metrics and establishes the threshold, target and maximum performance levels. Performance against the goals determines payouts, with earned amounts interpolated between points when actual financial performance falls between performance benchmarks.

The Compensation Committee carefully considers the state of the business and the financial measures that are most likely to focus the participants, including the named executive officers, on making decisions that deliver short-term results aligned with long-term goals. The fiscal 2008 performance measures meet those criteria. The committee considers management’s recommendations regarding the appropriate financial measures, which are chosen from an array of measures included in the Annual Incentive Plan.

The Company’s financial performance determines the total dollar amount available for annual awards for all eligible associates, including the named executive officers. For purposes of Section 162(m) of the Code (“Section 162(m”)) covering tax deductibility (see “Tax Deductibility Policy”), financial performance funds a maximum incentive amount for the named executive officers that allows the Compensation Committee to thoroughly evaluate each officer’s individual performance for the year. Based on the Committee’s individual performance evaluations, negative discretion is applied in accordance with Section 162(m) to preserve tax deductibility and adhere to the overall incentive pool limit.

Fiscal 2008 Performance Criteria

Objective	Weighting	Threshold	Target	Maximum
Sales	20%	$565.9	$588.5	$633.8
Net income	50%	17.5	21.1	28.3
Cash Flow	30%	12.9	16.5	23.7

Incentive opportunity for financial performance ranges from 0% to 300% of the target bonus opportunity, depending on the level of performance achieved for each financial goal. If threshold performance is not achieved, then a bonus payment is not earned for that portion of the plan.

Individual Performance (Personal Performance Factor)

Individual performance is evaluated after the end of the fiscal year by (1) comparing actual performance to daily job responsibilities and pre-established individual objectives, and (2) considering, on a qualitative basis, whether the individual’s performance reflects our corporate values and business philosophies. The Compensation Committee assesses the performance of the chief executive officer in relation to agreed-upon individual objectives. The chief executive officer conducts a similar assessment for the other executive officers.

In light of our recent spin-off, individual performance goals are intended to motivate our executive team to build an efficient and profitable stand-alone organization. Key performance criteria specific to each executive’s functional area (enterprise-wide for Mr. Morgan) that impact compensation opportunities include, but may not be limited to:

•	Critical financial metrics (e.g., cash flow, revenue growth, profitability and cost savings),

•	Strategic results-oriented business objectives,

•	Development of key performance indicators, and

•	Promoting the “Zep Way” by creating a culture of integrity through effective leadership.

At the end of each fiscal year, each participant, including the named executive officers, is given an individual performance management process rating (a “Personal Performance Factor”), which is translated to a PPF percentage. The following table summarizes Personal Performance Factor (“PPF”) ratings and ranges:

	Range of PPF
Rating	Minimum	Maximum
4.75 – 5.00 (Exceptional)	110%	150%
3.75 – 4.74 (Superior)	100%	130%
2.75 – 3.74 (Commendable)	70%	110%
1.75 – 2.74 (Fair)	0%	70%
Below 1.75 (Unacceptable)	0%	0%

For the named executive officers, the Compensation Committee selects the precise payout percentage within the range based on an evaluation of performance against the pre-established performance criteria, with calibrations made across comparable positions to achieve consistency of the percentages selected.

Awards Earned Based on Fiscal 2008 Performance

Financial performance under each category and the calculation of the Company’s corporate performance factor is summarized as follows:

Objective	Weighting	Target	Actual*	Funding %	Weighted % Earned
Sales	20%	$588.5	$574.7	39%	7.8%
Net income	50%	$21.1	$21.7	118%	58.8%
Cash Flow	30%	$16.5	$17.1	118%	35.3%

Company Performance Factor					101.9%

*	Actual results adjusted to reflect non-recurring restructuring costs incurred in fiscal 2008 net of benefits received.

Individual performance ratings are summarized as follows:

•

Chief executive officer: The Compensation Committee’s individual performance evaluation included factors such as financial results, leadership, strategic planning, communications with stockholders and the investment community and Board of Director relations. Mr. Morgan demonstrated exceptional leadership ability, achieved high financial performance under difficult market conditions and exhibited skills as a long-term strategic visionary for the Company. The independent members of the Board of Directors evaluated his performance (PPF) as “Superior”.

•

Other named executive officers: Performance evaluations ranged from “Fair” to “Superior” for the remaining named executive officers, based on an assessment of their performance against key individual performance criteria, unique to each executive.

The actual annual incentive awards for each named-executive officer is determined as follows:

Base Salary x Bonus Target % x Company Performance Factor % x PPF %

Negative discretion was used to varying degrees for each named executive officer, based on the actual PPF (the maximum rate was assumed for the award period), to reduce the maximum financial incentive amounts to the appropriate award level. Final incentive payments are disclosed in the “Fiscal 2008 Summary Compensation” table.

Performance-Based Long-Term Incentives

Performance-based long-term incentive compensation is a key component of our executive compensation strategy. A substantial portion of total incentive compensation opportunity for our named executive officers is delivered in the form of stock options and restricted stock. Equity incentive awards generally are granted on an annual basis, with grants earned based on the achievement of company-wide financial targets and individual performance ratings. Grants are not guaranteed each year, as awards are contingent on meeting minimum financial performance criteria. The awards are made under our Equity Plan, which was approved by our sole stockholder, Acuity Brands, prior to our spin-off in October 2007.

The Company targets long-term incentive opportunities at the 50th percentile, with flexibility to make grants above or below target according to Company performance and individual performance. Based on the 2008 total compensation study, targeted amounts vary widely on a position-by-position basis for the named executives. Some of our named executives have targets that are below market, yet are consistent with our internal alignment for long-term incentive and total compensation opportunities. Also, grants made in connection with the spin-off (“Founder’s Awards”) in November 2007 mitigate the below-market level of the targeted grant structure for those executives. For information concerning the Founder’s Awards, see “Special Grants Made in November 2008 (Founder’s Awards)” and “Fiscal 2008 Grants of Plan-Based Awards.”

Mr. Morgan’s long-term incentive opportunity is above the 50th percentile as previously discussed. This competitive standing is consistent with our objective to achieve total compensation opportunities that are more heavily weighted on performance-based elements rather than salary.

At the beginning of each fiscal year, a long-term target, stated as a percentage of base salary, is determined for each participant. Target awards range from 60% to 175% of salary for named executive officers. In addition, financial and individual performance goals are established. At the end of the fiscal year, earned amounts are determined based on the achievement of results against the goals, subject to the application of negative discretion by the Compensation Committee.

Financial Performance (Company Performance Factor)

Similar to the process followed for the Annual Incentive Plan, the performance measures and performance level required for fiscal 2008 awards were established by the Compensation Committee and ratified by the board within the first 90 days of the fiscal year. The Compensation Committee determines the financial metrics and establishes the threshold, target and maximum performance levels. Performance against the goals determines payouts, with earned amounts interpolated between points when actual financial performance falls between performance benchmarks.

The Compensation Committee utilized earnings per share (“EPS”) for the fiscal 2008 performance measure. EPS growth is one of our primary long-term financial objectives and a cornerstone for enhancing our shareholders’ investment values.

The Company’s financial performance determines the total dollar limit available for all eligible associates, including the named executive officers. For purposes of Section 162(m) covering tax deductibility (see “Tax Deductibility Policy”), financial results fund a maximum incentive amount for named-executive officers, allowing the Committee to thoroughly evaluate each officer’s individual performance for the year. Based on the Committee’s individual performance evaluations, negative discretion is applied in accordance with Section 162(m) to preserve tax deductibility and adhere to the overall incentive plan limit.

Fiscal 2008 Performance Criteria

Objective	Weighting	Threshold	Target	Maximum
Earnings Per Share	100%	$0.75	$0.91	$1.06

Incentive opportunity for financial performance ranges from 0% to 300% of the target long-term incentive opportunity, depending on the level of financial performance achieved. If the minimum specified goal is not achieved, then the named executive officer will not earn a bonus payment for that portion of the plan.

Individual Performance (Personal Performance Factor)

Similar to the Annual Incentive Plan, final awards take into account each individual’s PPF. Individual performance is evaluated in the same manner as under the Annual Incentive Plan. PPF ratings and factors are as follows.

Rating	PPF Factor
Exceptional	Up to 150%
Superior	Up to 125%
Commendable	Up to 100%
Fair / Unacceptable	0%

Final award values are converted into stock options, time-vesting restricted stock or a combination of both, as determined by the Compensation Committee. The stock options have an exercise price equal to the closing price on the date of grant and generally vest over a four-year period. The restricted stock generally vests over a four-year period. Dividends are paid on the unvested restricted stock.

Equity Grants Based on Fiscal 2008 Performance

Financial performance achievement and the calculation of the Company’s performance factor are summarized as follows:

Objective	Target	Actual*
Earnings Per Share	$0.91	$1.02
* Actual results adjusted to reflect the non-recurring restructuring costs incurred in fiscal 2008 net of benefits received.

Of those named executive officers that received equity grants, individual performance ratings and the corresponding compensation decisions reflect the strong performance of our leadership team against key financial and operational objectives. The PPFs for our long-term incentive plan are discussed above.

Equity grants based on fiscal 2008 financial and individual performance were approved at the September 29, 2008 Committee meeting. Grant values were weighted 70% in stock options and 30% in restricted shares. The Company utilizes this mix to achieve the appropriate blend of (a) stockholder alignment, (b) compensation risk, (c) focus on long-term stock price appreciation, (d) efficient share utilization, (e) cost effectiveness, and (f) executive retention.

The actual equity grant for each named executive officer is determined as follows:

Base Salary x Long-Term Incentive Target % x Company Performance Factor % x PPF %

Negative discretion was used to varying degrees for each named executive officer, based on the actual PPF (the maximum rate was assumed for the award period), to reduce the maximum financial incentive amounts to the appropriate award level. For information on the number of stock options and restricted stock granted, see footnote 3, “Fiscal 2008 Grants of Plan-Based Awards.”

Special Grants Made in November 2007 (Founder’s Award)

As part of the Company’s spin-off, the Compensation Committee identified a number of “high-potential” associates based on their leadership ability and future management potential. These high-potential associates received a one-time Founder’s Award in recognition and anticipation of the integral role they will have on the growth and transformation of our business as a stand-alone organization. Their execution of the Company’s strategic vision was deemed vital to our success. The objective of this one-time grant was to energize and motivate these Company leaders to increase stockholder value through sustained growth and profitability.

Each named executive officer received a Founder’s Award. These grants, consisting of an equal split of stock options and restricted stock values, are considered special one-time grants. The value of these awards will not impact the Compensation Committee’s deliberations with regard to future compensation decisions. For the number of stock options and restricted stock granted in connection with these awards, see footnote 3, “Fiscal 2008 Grants of Plan-Based Awards.”

November 2007 Equity Grants (Based on Fiscal 2007 Performance under the Equity Plan)

Equity grants were made in November 2007 that related to fiscal 2007 financial performance and individual performance. The financial performance measure for fiscal 2007 was also EPS. For a detailed discussion of the philosophy and final calculations for those grants see “Compensation Discussion and Analysis” included in the Company’s Form 10-K filed with the Securities and Exchange Commission for the period ended August 31, 2007. The actual number of stock options and restricted stock granted in November 2007 are shown in “Fiscal 2008 Grants of Plan-Based Awards.”

Equity Award Grant Practices

Annual equity awards are considered for approval by the Compensation Committee and the Board at their regularly scheduled quarterly meeting following the end of the fiscal year. The chief executive officer may make interim equity awards to associates that are not executive officers from previously approved discretionary pools on the first business day of each fiscal quarter based on prescribed criteria established by the Compensation Committee. We do not time the granting of equity awards to the disclosure of material information or to the fluctuation in the market value of the Company’s common stock.

Executive Perquisites

We do not currently offer any perquisites to our named executive officers that are not available to all associates. For competitive purposes, we intend to review the appropriateness of offering certain benefits to our executives in the future.

Deferred Compensation Plan

We provide retirement benefits under a deferred compensation plan as described in “Fiscal 2008 Nonqualified Deferred Compensation.” The plan is designed to provide eligible participants an opportunity to defer compensation on a tax effective basis. Under certain plan provisions, we make contributions to participants’ accounts.

Messrs. Morgan and Holl previously participated in the Acuity Brands 2002 Supplemental Executive Retirement Plan (the Acuity 2002 SERP). Mr. Holl’s benefit was forfeited in July 2007 upon his transfer to a non-eligible position prior to becoming vested in his benefit. Mr. Holl received a one-time credit of $55,645 in the deferred compensation plan, which represented the present value of his accrued benefit under the Acuity 2002 SERP at the time of his transfer to a non-eligible position prior to becoming vested in his benefit. Mr. Morgan’s benefit was frozen effective with our spin-off in October 2007. Mr. Morgan will be credited annually with an amount in the deferred compensation plan equal to a benefit of actuarial equivalent present value to the additional annual benefit he would have earned under the Acuity 2002 SERP had he remained employed as an executive officer by Acuity Brands and continued to be covered under the Acuity 2002 SERP.

We maintain a defined contribution 401(k) plan that covers associates and former associates of the specialty products business of Acuity Brands. The 401(k) plan provides for employee pre-tax contributions and employer matching contributions for executive officers at the same level as other employees of the Company.

We do not offer a pension plan or other supplemental retirement plan to our named executive officers.

Change in Control Agreements

We have change in control agreements with our named executive officers which provide for separation payments and benefits, consistent with market practices among our previously named peer companies, upon qualifying terminations of employment in connection with a change in control of the Company. The Board intends for the change in control agreements to provide the named executive officers some measure of security against the possibility of employment loss that may result following a change in control in order that they may devote their energies to meeting the business objectives and needs the Company and our stockholders. For additional information on the change in control arrangements see “Executive Compensation—Potential Payments upon Termination—Change in Control Agreements.”

Severance Agreements

To ensure that we are offering a competitive executive compensation program, we believe it is important to provide reasonable severance benefits to our named executive officers.

The severance agreements contain restrictive covenants with respect to confidentiality, non-solicitation and non-competition, and are subject to the execution of a release. We will pay reasonable legal fees and related expenses incurred by an executive who is successful to a significant extent in enforcing his rights under the severance agreements. The severance agreements are effective for a rolling two-year term, which will automatically extend each day for an additional day unless terminated by either party, in which case they will continue for two years after the notice of termination or for three years following a change in control. For additional information on the severance arrangements see “Executive Compensation—Potential Payments upon Termination—Severance Agreements.”

Equity Ownership Requirements

Our executive officers became subject to a share ownership requirement and have had a share retention requirement since January 2008. The share ownership requirement provides that, over a five-year period, the chief executive officer will attain ownership of the our common stock valued at three times his annual base salary and that the other named executive officers will attain ownership in our common stock valued at two times their annual base salaries. The executive officers are subject to a share retention requirement until such time as they achieve their individual share ownership requirement. The share retention requirement calls for retention of a portion of shares obtained through the exercise of stock options or the vesting of restricted stock. The share ownership of Messrs. Morgan, Holl and Bachmann currently exceeds their respective requirements. For these purposes, ownership includes stock held directly, interests in restricted stock, deferred stock units and investments in our stock through our 401(k) plan. Stock options are not taken into consideration in meeting the share ownership requirements.

The requirements are intended to ensure that our executive officers maintain an equity interest in our Company at a level sufficient to assure our stockholders of their commitment to value creation, while addressing their individual needs for portfolio diversification.

Tax Deductibility Policy

Section 162(m) generally limits the tax deductibility of compensation to $1 million per year for the Chief Executive Officer and the three other highest-paid named executive officers, other than the Chief Financial Officer, unless the compensation qualifies as “performance-based”. While we do not design compensation programs solely for tax purposes, we strive to design our programs to be tax efficient, where possible. We have structured our annual incentive plan and our long-term incentive plan to qualify as “performance-based” so that awards under these programs will be fully deductible for income tax purposes.

Role of Executive Officers

As discussed above, the Chief Executive Officer reports to the Compensation Committee on his evaluations of the other named executive officers. He makes compensation recommendations with respect to their base salary, merit increases and annual and long-term incentives, which are the basis of discussion with the Compensation Committee. The Chief Financial Officer evaluates the financial implications of any proposed Compensation Committee action. Executive officer level human resource personnel have also provided information to the Compensation Committee.

Meetings of the Compensation Committee are regularly attended by: the Chief Executive Officer; the Chief People Officer; and the General Counsel and Secretary. On occasion, the Chief Financial Officer also attends the meeting.

EXECUTIVE COMPENSATION TABLES

The tables below contain information concerning compensation for our named executive officers. All compensation amounts for years prior to fiscal 2008 set forth in the following tables represent compensation paid to the applicable named executive officer in connection with his service to Acuity Brands. The compensation and benefits provided to the named executive officers by Zep differ from the compensation and benefits historically provided to the named executive officers by Acuity Brands. Beginning with fiscal 2008, compensation was determined based on compensation policies, programs and procedures established by our Compensation Committee.

Fiscal 2008 Summary Compensation Table

The following table presents information concerning compensation paid to the named executive officers in fiscal 2008 and fiscal 2007.

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compen- sation ($)(2)	Change in Pension Value and Nonquali- fied Deferred Compen- sation Earnings ($)(3)	All Other Compen- sation ($)(4)	Total ($)
John K. Morgan	2008	$500,000	$-0-		$1,049,661	$718,686	$500,000	$821	$56,974	$2,826,142
Chairman, President and Chief Executive Officer	2007	500,000	-0-		641,989	524,000	1,000,000	273,421	8,500	2,947,910

Mark R. Bachmann	2008	290,053	-0-		244,432	69,506	147,776	1,598	54,211	807,576
Executive Vice President and Chief Financial Officer	2007	290,053	66,000	(5)	210,665	13,698	65,000	14,338	48,024	707,778

William A. (Bill) Holl	2008	380,000	-0-		399,787	139,080	245,000	922	87,454	1,252,243
Executive Vice President and Chief Operating Officer	2007	380,000	-0-		273,308	-0-	228,000	3,406	2,850	887,564

Robert P. Collins(6)	2008	205,898	-0-		39,825	39,838	105,921	-0-	8,276	399,758
Vice President and Chief People Officer

C. Francis Whitaker, III	2008	179,167	-0-		53,421	25,630	65,892	-0-	17,560	341,670
Vice President, General Counsel and Secretary	2007	169,500	14,000	(5)	27,739	-0-	21,000	-0-	2,550	234,789

(1)	The values for equity-based awards in this column represent the cost recognized in fiscal 2007 and fiscal 2008 for financial statement reporting purposes in accordance with SFAS No. 123(R). Pursuant to SEC rules, these values are not reduced by an estimate for the probability of forfeiture. The assumptions used to value option awards can be found in Note 6 of the Notes to Consolidated and Combined Financial Statements included in the Form 10-K for the fiscal year ended August 31, 2008. Restricted stock awards were valued at the closing price on the New York Stock Exchange on the grant date.
(2)	Represents incentive payments made to the named executive officers under the Annual Incentive Plan. For a discussion of the fiscal 2008 Annual Incentive Plan see “Compensation Discussion and Analysis.” For a discussion of the fiscal 2007 Annual Incentive Plan, see “Compensation Discussion and Analysis” in the Company’s Form 10-K for the fiscal year ended August 31, 2007.
(3)	The amounts shown reflect the above-market portion of interest earned in the deferred compensation plan calculated by comparing the effective interest rate for the plan for each of fiscal 2008 and 2007 to 120% of the applicable federal long-term rate, with annual compounding, at the time the interest formula the plan was established. For a discussion of fiscal 2007 amounts for Messrs. Morgan, Bachmann and Holl, see “—Pension Benefits in Fiscal 2007” and “—Fiscal 2007 Nonqualified Deferred Compensation” in the Company’s Form 10-K for the fiscal year ended August 31, 2007.
(4)	The amounts shown include Company contributions to our 401(k) plan and deferred compensation plan as detailed below:

	401(k) Plan	Deferred Compensation Plan
Morgan	$6,900	$50,074
Bachmann	6,294	47,917
Holl	4,999	82,455
Collins	5,314	2,962
Whitaker	7,185	10,375

For a discussion of amounts shown for fiscal 2007, see “Fiscal 2007 Nonqualified Deferred Compensation” in the Company’s Form 10-K for the fiscal year ended August 31, 2007.

(5)	Messrs. Bachmann and Whitaker received discretionary bonuses in recognition of individual performance and the assumption of additional responsibilities during fiscal 2007.
(6)	Mr. Collins joined Zep on September 24, 2007.

Fiscal 2008 Grants of Plan-Based Awards

Equity awards are made to our associates and non-employee directors in accordance with the provisions of the Equity Plan, which was approved by our sole stockholder, Acuity Brands, prior to our spin-off in October 2007. The Equity Plan permits the grant incentive stock options, nonqualified stock options, stock appreciation rights, restricted stock, restricted stock units, performance units and performance shares. Generally, stock options awarded pursuant to the Equity Plan will be issued with exercise prices equal to the fair market value of our common stock on the date of the grant, will vest proportionately over a four-year period, and will be exercisable for ten years from the grant date. Restricted stock awarded under the Equity Plan will generally vest proportionally over a four-year period.

Non-equity awards are made to eligible participants in accordance with the provisions of the Annual Incentive Plan, which was approved by our sole stockholder, Acuity Brands, prior to our spin-off in October 2007 and which is being submitted for approval by the stockholders at this Annual Meeting. For a description of the Annual Incentive Plan, see “Item 2—Approval of the Zep Inc. Management Compensation and Incentive Plan.” The Annual Incentive Plan being submitted to stockholders at this Annual Meeting is substantially similar to the plan originally approved by our sole stockholder.

The following table provides information about equity and non-equity awards granted to the named executive officers during fiscal 2008.

Name	Grant Date	Committee Action Date if Different from Grant Date(1)	Estimated Possible Payouts under Non-Equity Incentive Plan Awards(2)			Estimated Possible Payouts under Equity Incentive Plan Awards(3)			All Other Stock Awards: Number of Shares of Stock or Units (#)(4)		All Other Option Awards: Number of Securities Underlying Options (#)(5)		Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards(6)
			Thres- hold ($)	Target ($)	Maxi- mum ($)	Thres- hold ($)	Target ($)	Maxi- mum ($)
John K. Morgan	—	—	$-0-	$637,500	$1,912,500
	—	—				$866,250	$2,625,000	$3,937,500
	11/14/07	11/5/07									132,690	(7)	$12.52	$499,989
	11/14/07	11/5/07							39,940	(7)				500,049
	11/14/07	11/5/07									199,040	(8)	12.52	750,003
	11/14/07	11/5/07							59,900	(8)				749,948

Mark R. Bachmann	—	—	-0-	217,540	652,619
	—	—				172,291	522,095	783,143
	11/14/07	11/5/07									12,990	(7)	12.52	48,948
	11/14/07	11/5/07							3,910	(7)				48,953
	11/14/07	11/5/07									79,620	(8)	12.52	300,016
	11/14/07	11/5/07							23,960	(8)				299,979

William A. (Bill) Holl	—	—	-0-	342,000	1,026,000
	—	—				225,720	684,000	1,026,000
	11/5/07	—							72,431					952,468
	11/14/07	11/5/07									34,040	(7)	12.52	128,266
	11/14/07	11/5/07							10,240	(7)				128,205
	11/14/07	11/5/07									151,27	(8)	12.52	570,001
	11/14/07	11/5/07							45,530	(8)				570,036

Robert P. Collins	—	—	-0-	148,500	445,500
	—	—				130,680	396,000	594,000
	11/14/07	11/5/07									53,080	(8)	12.52	200,011
	11/14/07	11/5/07							15,970	(8)				199,944

C. Francis Whitaker, III	—	—	-0-	121,500	364,500
	—	—				106,920	324,000	486,000
	11/14/07	11/5/07									7,610	(7)	12.52	28,675
	11/14/07	11/5/07							2,290	(7)				28,671
	11/14/07	11/5/07									26,540	(8)	12.52	100,005
	11/14/07	11/5/07							7,990	(8)				100,035

(1)	The Compensation Committee approved the awards on November 5, 2007, designating a grant date of November 14, 2007. The future date was chosen, because it was deemed a sufficient period of time after the Company’s first trading day following the spin-off from Acuity Brands to allow volatility in the stock to subside.

(2)	These columns show the potential maximum value of the payout for each named executive officer under the Annual Incentive Plan if the threshold, target or maximum financial goals are achieved and the personal performance factor is “exceptional.” As expected, the Compensation Committee exercised negative discretion, in accordance with Section 162(m) to determine the final awards under the Annual Incentive Plan. See “Compensation Discussion and Analysis” for a description of the Annual Incentive Plan. For final award amounts, see “Fiscal 2008 Summary Compensation Table.”
(3)	These columns represent the potential maximum value of the payout for each named executive under the Equity Plan if the threshold, target or maximum financial goals are achieved and the personal performance factor is “exceptional.” See “Compensation Discussion and Analysis” for a description of the Equity Plan. As expected, the Compensation Committee exercised negative discretion, in accordance with Section 162(m) to determine the final awards under the Equity Plan. Final award amounts approved by the Compensation Committee on September 29, 2008, are shown below. The exercise price for the stock options awarded was $17.47, the closing price of our common stock on the NYSE on the date of grant.

Name	Grant Date Fair Value	Stock Options (#)	Restricted Stock (#)
John K. Morgan	$1,500,021	194,030	25,760
Mark R. Bachmann	249,954	32,340	4,290
William A. (Bill) Holl	375,019	48,510	6,440
Robert P. Collins	249,954	32,340	4,290
C. Francis Whitaker, III	-0-	-0-	-0-

(4)	This column shows the number of restricted stock granted in fiscal 2008 to the named executive officers. All of the grants vest ratably in four equal annual installments beginning one year from the grant date, except the award to Mr. Holl on November 5, 1007 vests ratably in three equal annual installments beginning one year from the grant date. Dividends are paid on the restricted stock at the same rate as for other outstanding common stock.
(5)	This column shows the number of stock options granted in fiscal 2008 to the named executive officers. All of the grants vest ratably in four equal annual installments beginning one year from the grant date.
(6)	This column shows the grant date fair value of the restricted stock and stock option awards under SFAS No. 123(R) granted to the named executive officers in fiscal 2008. The grant date fair value of restricted stock awards is calculated using the closing price of the Company’s common stock on the New York Stock Exchange on the grant date. The grant date fair value of stock options is calculated using the Black-Scholes model. The assumptions used can be found in Note 6 of the Notes to Consolidated and Combined Financial Statements included in the Form 10-K for the fiscal year ended August 31, 2008.
(7)	These restricted stock and stock options were annual performance-based long-term awards, as more fully described in “Compensation Discussion and Analysis.”
(8)	These restricted stock and stock options were Founders’ Awards, as more fully described in “Compensation Discussion and Analysis.”

Outstanding Equity Awards at Fiscal 2008 Year-End

The following table provides information on the current holdings of stock options and restricted stock awards by the named executive officers at fiscal year end. This table includes unexercised and unvested option awards and unvested restricted stock awards. Each equity grant is shown separately for each named executive officer. All options with grant dates prior to the spin-off were equitably adjusted after the spin-off of the Company from Acuity Brands in October 2007 to increase the number of shares subject to the option and to decrease the exercise price to maintain the same intrinsic value of the options. The vesting schedule for each grant is shown following the table, based on the option or stock award grant date. The option exercise prices shown below are the closing market price of Zep common stock on the New York Stock Exchange on the grant date or an adjusted value if for stock options granted prior to the spin-off.

	Option Grant Date	Option Awards(1)				Stock Awards(1)
Name		Number of Securities Under- lying Unexer- cised Options Exercis- able (#)	Number of Securities Underlying Unexercised Options Unexercis- able (#)	Option Exercise Price ($)	Option Expiration Date	Stock Award Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)
John K. Morgan	7/29/05	119,500	119,499	9.77	7/28/15
	12/1/05	7,966	7,966	10.71	11/30/15
	11/14/07	-0-	331,730	12.52	11/13/17
						10/24/00	538	10,539
						1/6/05	1,562	30,600
						9/29/06	9,000	176,310
						7/23/07	5,270	103,239
						11/14/07	99,840	1,955,866

Mark R. Bachmann	10/7/99	7,304	-0-	$9.38	10/6/09
	1/5/00	9,616	-0-	7.92	1/4/10
	12/18/03	47,644	-0-	7.93	12/17/13
	11/14/07	-0-	92,610	12.52	11/13/17
						10/24/00	250	4,898
						1/6/05	437	8,561
						12/1/05	950	18,611
						6/29/06	1,250	24,488
						9/29/06	1,425	27,916
						11/14/07	27,870	545,973

William A. (Bill) Holl	11/14/07	-0-	185,310	12.52	11/13/17
						11/5/07	72,431	1,418,923
						11/14/07	55,770	1,092,534

Robert P. Collins	11/14/07	-0-	53,080	12.52	11/13/17	11/14/07	15,970	312,852

C. Francis Whitaker, II	11/14/07	-0-	34,150	12.52	11/13/17
						1/6/05	31	607
						12/1/05	50	980
						3/30/06	174	3,409
						9/29/06	562	11,010
						11/14/07	10,280	201,385

(1)	For information concerning Option Awards and Stock Awards for fiscal 2008 performance granted after August 31, 2008, see footnote 3, “Fiscal 2008 Grants of Plan-Based Awards.”
(2)	The market value is calculated as the product of (a) $19.59 per share, the closing market price of Zep common stock as of August 31, 2008, the last day of the fiscal year, multiplied by (b) the number of shares that have not vested.

Option Awards Vesting Schedule		Stock Awards Vesting Schedule
Grant Date	Vesting Schedule	Grant Date	Vesting Schedule
10/7/99	1/4 per year beginning one year from grant date	10/24/00	1/4 per year beginning 11/25/05
1/5/00	1/4 per year beginning one year from grant date		1/4 per year beginning 12/10/05
12/18/03	1/3 per year beginning one year from grant date	1/6/05	1/4 per year beginning one year from grant date
7/29/05	1/4 per year beginning one year from grant date	12/1/05	1/4 per year beginning one year from grant date
12/1/05	1/3 per year beginning one year from grant date	3/30/06	1/4 per year beginning one year from grant date
11/14/07	1/4 per year beginning one year from grant date	6/29/06	1/4 per year beginning one year from grant date
		9/29/06	1/4 per year beginning one year from grant date
		7/23/07	1/3 per year beginning one year from grant date
		11/5/07	1/3 per year beginning one year from grant date
		11/14/07	1/4 per year beginning one year from grant date

Option Exercises and Stock Vested in Fiscal 2008

The following table provides information for the named executive officers on (1) stock option exercises during fiscal 2008, including the number of shares acquired upon exercise and the value realized, and (2) the number of shares acquired upon the vesting of restricted stock awards and the value realized, each before payment of any applicable withholding tax and broker commissions.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
John K. Morgan	-0-	$-0-	20,540	$303,351
Mark R. Bachmann	15,917	86,189	4,675	65,507
William A. (Bill) Holl	-0-	-0-	-0-	-0-
Robert P. Collins	-0-	-0-	-0-	-0-
C. Francis Whitaker, III	-0-	-0-	226	3,334

(1)	The value realized is the difference between the closing market price on the date of exercise and the exercise price, multiplied by the number of options exercised.
(2)	The value realized is the closing market price on the day the stock awards vest, multiplied by the total number of shares vesting.

Fiscal 2008 Nonqualified Deferred Compensation

The table below provides information on the nonqualified deferred compensation of the named executive officers in fiscal 2008 under Zep Inc. Supplemental Deferred Savings Plan (the “SDSP”).

The SDSP is an unfunded, nonqualified plan under which key associates, including the named executive officers, are able to annually defer up to 50% of salary and annual incentive awards or other cash bonus as cash units. The SDSP was approved by the sole shareholder prior to the spin-off in October 2007. At the time of the spin-off of the Company from Acuity Brands in October 2007, the accounts, assets and liabilities related to our associates, including Messrs. Morgan, Bachmann, Holl and Whitaker, were transferred from the Acuity Brands nonqualified deferred compensation plans to our SDSP.

The SDSP contains both Pre-Section 409A fund balances and Section 409A fund balances, the latter is designed to comply with certain new tax law requirements of Section 409A of the Code (“Section 409A”).

Section 409A Fund Balances.

Employee deferrals earn interest income on the daily outstanding balance in the account based on the prime rate; an “above-market interest rate” as defined by the SEC. Interest is credited daily and is compounded annually. Contributions made in or after 2005 may be paid in a lump sum or in 10 annual installments at the executive’s election. The executive may direct that his deferrals and related earnings be credited into up to three accounts to be distributed during his employment (in-service accounts). In-service accounts may be distributed in a lump sum or up to ten annual installments no earlier than two years following the last deferral into the account. The executive may change the form of distribution twice during the period up to one year prior to termination or retirement, with the new distribution being delayed at least an additional five years in accordance with Section 409A. An executive is eligible for a Company match of 25% of his deferrals up to a maximum of 5% of compensation (salary and bonus) and is eligible for a supplemental Company contribution of 3% of compensation or 5% for certain designated executive officers. Company contributions made after October 2007 are invested in deferred stock units that are payable in Zep common stock. For balances contributed prior to December 2007, executives vest in Company contributions 50% upon attaining age 55 and completing at least five years of service, with vesting thereafter of an additional 10% each year up to 100% with 10 years of service. For balances contributed in December 2007 and beyond, executives vest in Company contributions as follows:

Years of Service	Vested Percentage	Subject to Forfeiture
Less than 2	0%	100%
2 but less than 3	10%	90%
3 but less than 4	20%	80%
4 but less than 5	40%	60%
5 but less than 6	60%	40%
6 but less than 7	80%	20%
7 or more	100%	0%

Vested Company contributions are only eligible to be distributed at or following termination.

Messrs. Morgan and Holl previously participated in the Acuity 2002 SERP that provided a monthly benefit equal to 1.6% of average base salary and bonus (using the highest three consecutive years of remuneration out of the ten years preceding an executive’s retirement) multiplied by years of service as an executive officer of Acuity Brands (up to a maximum of 10 years) divided by 12. Benefits were generally payable for a 15-year period following retirement (as defined in the Acuity 2002 SERP), subject to such alternative forms of payment as may have been determined by Acuity Brands. Mr. Holl’s benefit was forfeited in July 2007 upon his transfer to a non-eligible position prior to becoming vested in his benefit. Mr. Holl received a one-time credit of $55,645 in the deferred compensation plan, which represented the present value of his accrued benefit under the Acuity 2002 SERP at the time of his transfer to a non-eligible position prior to becoming vested in his benefit. Mr. Morgan’s benefit was frozen effective with our spin-off in October 2007. Mr. Morgan receives an annual contribution to the SDSP in replacement of benefits he would have received under the Acuity 2002 SERP. These replacement contributions are immediately vested when contributed.

Mr. Bachmann receives an annual contribution to the SDSP in replacement of benefits lost when an Acuity Brands pension plan was frozen in 2002. This annual contribution represents the increase in the actuarial present value of his benefit at age 65 under the frozen Acuity Brands pension plan. This replacement contribution is immediately vested when contributed.

Pre-Section 409A Fund Balances.

Pre-Section 409A Fund Balances encompass executive and Company contributions that were vested as of December 31, 2004 and, therefore, are not subject to the provisions of Section 409A. Executive deferrals may be distributed in a lump sum or up to 10 annual installments beginning no sooner than five years following the calendar year of deferral. Company contributions are distributed at or following termination in a lump sum or installments. Executives may only change their existing distribution elections for Pre-Section 409A fund balances in the SDSP in accordance with the applicable plan rules.

Name	Plan	Executive Contributions in Last Fiscal Year ($)(1)(2)	Company Contributions in Last Fiscal Year ($)(2)(3)	Aggregate Earnings in Last Fiscal Year ($)(2)(4)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)
John K. Morgan	SDSP	$61,538	$50,074	$17,018	$29,745	$353,448
Mark R. Bachmann	SDSP	80,125	47,917	34,040	-0-	657,234
William A. (Bill) Holl	SDSP	300,833	82,455	28,437	-0-	644,818
Robert P. Collins	SDSP	7,150	2,962	139	-0-	10,251
C. Francis Whitaker, III	SDSP	-0-	10,375	90	-0-	10,464

(1)	Amounts shown in this column are also reported as “Salary” in the “Fiscal 2008 Summary Compensation” table.
(2)	Executives’ contributions and related earnings are 100% vested. Company contributions and related earnings become vested in accordance with the terms of the plan or upon a change in control.
(3)	Amounts shown in this column are also reported as “All Other Compensation” in the “Fiscal 2008 Summary Compensation” table.
(4)	The above-market portion of the amounts shown in this column is also reported as “Change in Pension Value and Nonqualified Deferred Compensation Earnings” in the “Fiscal 2008 Summary Compensation” table.

Employment Contracts

Pursuant to an employment agreement with Mr. Morgan (which was assumed from Acuity Brands), effective as of July 23, 2007, he became entitled to receive an annual salary of $500,000 upon becoming President and Chief Executive Officer of Acuity Specialty Products, a target annual incentive opportunity as a percentage of base salary under the Annual Incentive Plan for fiscal 2007 and future years, a restricted stock award of 15,810 shares on the effective date of the agreement, an additional equity award valued at not less than $1,500,000 within 30 days of the spin-off and a target long-term incentive opportunity as a percentage of base salary under the Equity Plan for fiscal 2007 and future years. The employment agreement also provides that Mr. Morgan will be reimbursed for any additional taxes, penalties, or interest resulting from the non-compliance by Acuity Brands, or Zep following the spin-off, with respect to payments under Code Section 409A.

In addition to participation in employee benefit plans and perquisites afforded to executives at his level, participation in the SDSP, and coverage under our director and officer liability insurance, Mr. Morgan is a party to a severance agreement and a change in control agreement as described below. In connection with the assumption of the agreement by Zep, certain plans referenced in Mr. Morgan’s agreement have been replaced by Zep plans.

Pursuant to Acuity Specialty Products’ employment agreement with Mr. Holl (which was assumed from Acuity Brands), effective as of July 23, 2007, he became entitled to receive an annual salary of $380,000 upon becoming Executive Vice President and Chief Commercial Officer of Acuity Specialty Products, an annual bonus at target level under the Annual Incentive Plan for fiscal 2007 notwithstanding the level of performance, a target annual incentive opportunity as a percentage of base salary under the Annual Incentive Plan for future fiscal years, an equity award valued at approximately $1,140,000 within 30 days of the spin-off, and a target long-term incentive opportunity as a percentage of base salary under the Equity Plan. The employment agreement also provided that during the first twelve months following the date of the spin-off (i.e., by November 1, 2008), upon termination by Zep (other than for death, disability, or cause) or voluntary termination by Mr. Holl, Mr. Holl would have been entitled to receive a lump sum payment of $285,000 or, to the extent that any severance, change in control, or other agreement with Zep might also have applied to Mr. Holl’s termination, to the greater of the benefit available under any such agreement or the $285,000 lump sum payment, without duplication. Mr. Holl also agreed to the cancellation of certain unvested restricted stock prior to the spin-off, and he received an additional award of restricted stock after the date of the spin-off. In addition to participation in employee benefit plans and perquisites afforded to executives at his level, participation in the SDSP, and coverage under our director and officer liability insurance, Mr. Holl is a party to a severance agreement and a change in control agreement as described below.

Although there are no written employment agreements with the other named executive officers, the remaining named executive officers have compensation arrangements that provide for an annual base salary, target incentive opportunities as a percentage of base salary in the annual and long-term incentive plans, participation in employee benefit plans and perquisites afforded to executives at their level, and participation in the SDSP, including a annual supplemental contribution totaling 5% of their base salary and annual incentive awards or other cash bonus. In addition, they are parties to severance agreements and change in control agreements as described below.

Potential Payments upon Termination

We entered into severance agreements and change in control agreements with our named executive officers effective November 2007. While the named executive officers may be entitled to payments and benefits under several agreements or arrangements, the agreements or arrangements contain provisions that prohibit the duplication of payments and benefits.

Severance Agreements

The severance agreements for our named executive officers will provide the following benefits in the event the their employment (1) is involuntarily terminated by Zep without cause or (2) is terminated by the executive for good reason after a change in control of Zep (as each such term is defined in the severance agreement), for the terms set forth in the table below:

•	monthly severance payments for the severance period in an amount equal to the executive’s then current base salary rate;

•	continuation of healthcare and life insurance coverage for the severance period;

•	outplacement services not to exceed 10% of base salary;

•	a pro rata bonus in the year of termination based on the greater of (a) target bonus, or (b) the annual incentive that would be paid or payable for actual fiscal year performance;

•	accelerated vesting of any performance-based restricted stock for which performance targets have been achieved; and

•

additional benefits, at the discretion of the Compensation Committee, including without limitation, additional retirement benefits and acceleration of long-term incentive awards, if the executive is terminated prior to age 65 and suffers a diminution of projected benefits.

Under the severance agreements, the involuntary termination of an executive by the Company for the following reasons constitutes a termination for cause:

•	termination is the result of an act or acts by the executive which have been found in an applicable court of law to constitute a felony (other than traffic-related offenses);

•

termination is the result of an act or acts by the executive which are in the good faith judgment of Zep to be in violation of law or of written policies of Zep and which result in material injury to Zep;

•

termination is the result of an act or acts of dishonesty by the executive resulting or intended to result directly or indirectly in gain or personal enrichment to the executive at the expense of Zep; or

•

the continued failure by the executive substantially to perform the duties reasonably assigned to him, after a demand in writing for substantial performance of such duties is delivered by us and such failure results in material injury to the Company.

Under the severance agreements, a good reason for termination by an executive of his employment with the Company means the occurrence during the two-year term after a change in control (without the executive’s express consent) of any of the following acts by Zep which are not corrected within 30 days after written notice is given to us by the executive:

•	an adverse change in the executive’s title or position in the Company from the executive’s title or position immediately prior to the change in control which represents a demotion;

•

the Company’s requiring the executive to be based more than 50 miles from the primary workplace where the executive is based immediately prior to the change in control, except for reasonably required travel on Zep’s business which is not significantly greater than such travel requirements prior to the change in control;

•

a reduction in base salary and target bonus opportunity (not the bonus actually earned) below the level in effect immediately prior to the change in control, unless such reduction is consistent with reductions being made at the same time for other officers of Zep in comparable positions;

•

a material reduction in the aggregate benefits provided to the executive by Zep under its employee benefits plans immediately prior to the change in control, except in connection with a reduction in benefits which is consistent with reductions being made at the same time for other officers of Zep in comparable positions;

•	an insolvency or bankruptcy filing by Zep; or

•	a material breach by the Company of the severance agreement.

Mr. Morgan’s severance agreement also provides for:

•	continued vesting during the severance period of unvested stock options;

•	exercisability of vested stock options and stock options that vest during the severance period for the shorter of the remaining exercise term or the length of the severance period;

•	accelerated vesting during the severance period of restricted stock that is not performance-based, on a monthly pro rata basis determined from the date of grant to the end of the severance period;

•	continued vesting during the severance period of performance-based restricted stock for which performance targets are achieved and vesting begins during the severance period; and

•

immediate vesting of the Company contribution amounts in the SDSP (which would otherwise be forfeited upon Mr. Morgan’s termination), with distribution from the SDSP at the end of the severance period in accordance with the provisions of Section 409A.

The severance agreements also contain restrictive covenants with respect to confidentiality, non-solicitation and non-competition, and are subject to the execution of a release. We will pay reasonable legal fees and related expenses incurred by an executive who is successful to a significant extent in enforcing his rights under the severance agreements. The severance agreements are effective for a rolling two-year term, which will automatically extend each day for an additional day unless terminated by either party, in which case they will continue for two years after the notice of termination or for three years following a change in control.

Pursuant to the Severance Agreement, our named executive officers would have received the payments and benefits quantified in the table below in the event of their termination by Zep without cause, assuming the termination occurred on August 31, 2008. The closing price per share of our common stock on August 31, 2008 was $19.59.

Name	Term in Months	Base Salary ($)(1)	Pro-Rata Bonus ($)(2)	Welfare Plan Continua- tion ($)(1)(3)	Outplace- ment (maximum 10% of salary) ($)	Unvested Company Contribu- tions in SDSP ($)(4)	Value Realized on Accelerated Unvested Equity Awards ($)(5)	Total ($)
John K. Morgan	24	$1,000,000	$500,000	$22,966	$50,000	$217,302	$5,866,123	$7,656,391
Mark R. Bachmann	18	435,080	147,776	22,600	29,005	-0-	4,898	639,359
William A. (Bill) Holl	18	570,000	245,000	18,715	38,000	-0-	-0-	871,715
Robert P. Collins	12	220,000	105,921	14,690	22,000	-0-	-0-	362,611
C. Francis Whitaker, III	12	180,000	81,000	15,093	18,000	-0-	-0-	294,093

(1)	The salary and welfare continuation payments are made on a monthly basis during the severance period. A six-month distribution delay may be required for key employees in accordance with Section 409A.
(2)	The pro rata bonus is for the fiscal year in which the severance occurs. The amount shown is the greater of (a) the target bonus for the fiscal year, or (b) the bonus payable for the fiscal year.
(3)	Zep is required to continue covered welfare plan premium payments for the severance period.
(4)	Represents the value of unvested Company contributions held in the deferred compensation plan at August 31, 2008.
(5)	For Mr. Morgan, the value realized on unvested equity awards represents the difference (or spread) between the fair market value of all unvested awards at August 31, 2008, using our closing price of $19.59 (less the exercise price of unvested options). For Mr. Bachmann, the value realized on unvested equity awards represents the number of unvested performance-based restricted shares at August 31, 2008 times the closing price of $19.59.

The table above does not include amounts that the executives would be entitled to receive that are already described in the compensation tables, including:

•	the value of equity awards that are already vested;

•	the amounts payable under defined contribution plans; and

•	amounts previously deferred into the deferred compensation plans.

Change in Control Agreements

It is intended that change in control agreements will provide our named executive officers some measure of security against the possibility of employment loss that may result following a change in control of Zep in order that they may devote their energies to meeting the business objectives and needs the Company and our stockholders.

The change in control agreements are effective for a rolling two-year term, which will automatically extend each day for an additional day unless terminated by either party. However, the term of the change in control agreements will not expire during a threatened change in control period (as defined in the change in control agreements) or prior to the expiration of 24 months following a change in control. The change in control agreements provide two types of potential benefits to executives:

1.	Upon a change in control, all restrictions on any outstanding incentive awards will lapse and the awards will immediately become fully vested, all outstanding stock options will become fully vested and immediately exercisable, and we may be required to immediately purchase for cash, on demand, at the then per-share fair market value, any shares of unrestricted stock and shares purchased upon exercise of options. The cash-out option for restricted stock and stock options varies and is dependent upon the date of the award agreement.

2.	If the employment of the named executive officer is terminated within 24 months following a change in control or in certain other instances in connection with a change in control (a) by us other than for cause or disability or (b) by the officer for good reason (as each term is defined in the change in control agreement), the officer will be entitled to receive:

•	a pro rata bonus for the year of termination;

•

a lump sum cash payment equal to a multiple of the sum of his base salary and bonus (in each case at least equal to his base salary and bonus prior to a change in control), subject to certain adjustments;

•	continuation of life insurance, disability, medical, dental, and hospitalization benefits for the specified term; and

•	for Mr. Morgan, a cash payment representing 36 additional months participation in the Company’s qualified or nonqualified deferred compensation plans.

The change in control agreements for each of Messrs. Morgan, Bachmann and Holl provide that we will make an additional “gross-up payment” to offset fully the effect of any excise tax imposed under Section 4999 of the Code, on any payment made to them arising out of or in connection with their employment. In addition, we will pay all legal fees and related expenses incurred by the officer arising out of any disputes related to his termination of employment or claims under the change in control agreement if, in general, the circumstances for which he has retained legal counsel occurred on or after a change in control.

A change in control includes:

•	the acquisition of 20% or more of the combined voting power of Zep’s then outstanding voting securities;

•

a change in more than one-third of the members of our Board who were either members as of the distribution date or were nominated or elected by a vote of two-thirds of those members or members so approved;

•

a merger or consolidation involving Zep through which our stockholders no longer hold more than 60% of the combined voting power of our outstanding voting securities resulting from the merger or consolidation in substantially the same proportion as prior to the merger or consolidation; or

•	a complete liquidation or dissolution of Zep or the sale or other disposition of all or substantially all of our assets.

Under the change in control agreements, a termination for cause is a termination evidenced by a resolution adopted by two-thirds of the board that the executive:

•

intentionally and continually failed to substantially perform his duties which failure continued for a period of at least 30 days after a written notice of demand for substantial performance has been delivered to the executive specifying the manner in which the executive has failed to substantially perform; or

•	intentionally engaged in conduct which is demonstrably and materially injurious to us, monetarily or otherwise

The executive will not be terminated for cause until he has received a copy of a written notice setting forth the misconduct described above and until he has been given an opportunity to be heard by the Board.

Under the change in control agreements, disability has the meaning ascribed to such term in our long-term disability plan or policy covering the executive, or in the absence of such plan or policy, a meaning consistent with Section 22(e)(3) of the Code.

Under the change in control agreements, good reason means the occurrence of any of the following events or conditions in connection with a change in control:

•

any change in the executive’s status, title, position or responsibilities which, in the executive’s reasonable judgment, represents an adverse change from his status, title, position or responsibilities as in effect immediately prior; the assignment to the executive of any duties or responsibilities which, in the executive’s reasonable judgment, are inconsistent with his status, title, position or responsibilities; or any removal of the executive from or failure to reappoint or reelect him to any of such offices or positions, except in connection with the termination of his employment for disability, cause, as a result of his death or by the executive other than for good reason;

•	a reduction in the executive’s base salary or any failure to pay the executive any compensation or benefits to which he is entitled within five days of the date due;

•

the Company requiring the executive to be based more than 50 miles from the primary workplace where the executive is based immediately prior to the change in control except for reasonably required travel on business which is not greater than such travel requirements prior to the change in control;

•

the failure by Zep (1) to continue in effect any compensation or employee benefit plan in which the executive was participating immediately prior to the change in control or (2) to provide the executive with compensation and benefits, in the aggregate, at least equal to those provided for under each other compensation or employee benefit plan, program and practice as in effect immediately prior to the change in control; and

•	the insolvency or the filing of a petition for bankruptcy of Zep;

•	purported termination not for cause complying with the Agreement;

•	failure to obtain assumption by successor; and

•

for Mr. Morgan, a failure to increase the executive’s base salary at least annually at a percentage of base salary no less than the average percentage increases (other than increases resulting from the executive’s promotion) granted to the executive during the three full years ended prior to a change in control (or such lesser number of full years during which the executive was employed).

Pursuant to the change in control agreements, our named executive officers would have received the payments and benefits quantified in the table below, assuming a change in control occurred on August 31, 2008. The closing price per share of our common stock on August 31, 2008 was $19.59.

Name	Multiple	Salary & Bonus ($)(1)	Pro-Rata Bonus ($)(2)	Welfare Plans ($)	Company Contribu- tions to 401(k) and SDSP ($)(3)	Excise Tax Gross-Up ($)(4)	Value Realized on Accelerated Unvested Equity Awards ($)(5)	Total ($)
John K. Morgan	3 X	$3,700,000	$733,333	$34,449	$897,463	$-0-	$5,866,123	$11,231,368
Mark R. Bachmann	1.5 X	656,744	147,776	22,600	78,769	-0-	1,285,198	2,191,087
William A. (Bill) Holl	1.5 X	937,500	245,000	18,715	72,850	797,916	3,821,599	5,893,580
Robert P. Collins	1.5 X	488,882	105,921	22,035	42,942	-0-	688,128	1,347,908
C. Francis Whitaker, III	1.5 X	391,500	81,000	22,639	23,400	-0-	458,831	977,370

(1)	Represents salary plus highest of current year target bonus, most recent bonus paid or payable, or average of bonus paid for last three full fiscal years.

(2)	Represents the payment of a pro-rata bonus for the year of separation calculated as the greater of current year target bonus, most recent bonus paid or payable, or average of bonus paid for last three full fiscal years.
(3)	Represents an estimate of the annual Company contributions into the deferred compensation plans equal to the number of months associated with the multiple. Amounts shown also include SERP and pension make-up contributions for Messrs. Morgan and Bachmann.
(4)	The excise tax gross-up is calculated assuming the excise tax rate of 20% of the excess of the value of the change in control payments over the executive’s average W-2 earnings for the last five calendar years. The excise tax gross-up is based on an assumed effective aggregate tax rate of 41.1% for the executive. The estimated tax gross-up payment has been calculated assuming no value is assigned to the non-compete and other restrictive covenants that may apply to the executive. Upon a change in control and termination of the executive’s employment, we expect to assign a portion of the amount paid to the executive as value for the restrictive covenants, which would decrease the total parachute payments and the amount of the excise tax gross-up.
(5)	The value realized on unvested equity awards represents the difference between the fair market value of unvested awards at August 31, 2008, using our closing price of $19.59 (less the exercise price of unvested options).

The table above does not include amounts that the executives would be entitled to receive that are already described in the compensation tables above, including:

•	the value of equity awards that are already vested;

•	the amounts payable under defined contribution plans; and

•	amounts previously deferred into the deferred compensation plans.

Termination as a Result of Death, Disability, or Cause by Executive other than for Good Reason.

If any of these events occur during the two-year period following a change in control and as provided in the change in control agreement, the executive or his beneficiaries would receive a pro rata bonus based on the greater of current year target bonus, most recent bonus paid or payable, or an average bonus paid during the last three full fiscal years (not currently applicable as there has been just one year of Zep bonuses). The potential payments for each of the named executive officers that may be earned include: $733,333 for Mr. Morgan; $147,776 for Mr. Bachmann; $245,000 for Mr. Holl; $105,921 for Mr. Collins; and $81,000 for Mr. Whitaker.

Equity Award Agreements

In addition to the accelerated vesting in the event of a change in control, equity award agreements generally provide for accelerated or continued vesting as a result of the following events.

•	Death/Disability. Stock options vest and are exercisable to the earlier of the expiration date or one year after event. Restricted stock vest immediately.

•

Retirement at Age 65. For Mr. Morgan, options granted in December 2003 continue to vest and are exercisable to the earlier of the expiration date or five years after retirement, and for options granted on or after December 2005, vested options are exercisable to the earlier of the expiration date or five years after retirement. For Messrs. Bachmann, Holl, Collins and Whitaker, vested options are exercisable to the earlier of the expiration date or three years after retirement. For performance-based restricted stock awards granted in October 2000 through January 2005, vesting continues subject to restrictive covenants. For restricted stock awards granted in December 2005 and later, unvested shares are forfeited.

•

Early Retirement (Between Ages 55 and 65). For Mr. Morgan, options granted in December 2003 continue to vest and are exercisable to the earlier of the expiration date or five years after retirement and for options granted on or after December 2005, vested options are exercisable to the earlier of the expiration date or five years after retirement. For Messrs. Bachmann, Holl, Collins and Whitaker, vested options are exercisable to the earlier of the expiration date or three years after retirement. For performance-based restricted stock awards granted in October 2000 through January 2005, vesting continues subject to restrictive covenants. For restricted stock awards granted in December 2005 and later, unvested shares are forfeited.

The amounts that would vest for each named executive officer as a result of these events are the same as the amounts shown in the table above in the column “Value Realized on Accelerated Unvested Equity Awards.”

Deferred Compensation Plans

In addition to the vesting of Company contributions to deferred compensation plans in the event of a change in control, Company contributions vest and are payable upon death or total and permanent disability. The amounts that would vest for each named executive officer as a result of these events are the same as the amounts shown in the table above in the column “Company Contributions to 401(k) and SDSP”.

NEXT ANNUAL MEETING—STOCKHOLDER PROPOSALS

If you wish to have a proposal considered for inclusion in the Company’s proxy solicitation materials in connection with the next annual meeting of stockholders, the proposal must comply with the SEC’s proxy rules, be stated in writing, and be submitted on or before July 27, 2009, to the Company at its principal executive offices at 1310 Seaboard Industrial Boulevard, Atlanta, Georgia 30318, Attention: Corporate Secretary. All such proposals should be sent by certified mail, return receipt requested.

The Company’s By-Laws establish an advance notice procedure for stockholder proposals to be brought before any annual meeting of stockholders and for nominations by stockholders of candidates for election as directors at an annual meeting. Subject to any other applicable requirements, including, without limitation, Rule 14a-8 under the Exchange Act, nominations of persons for election to the Board and the proposal of business to be transacted by the stockholders may be made at an annual meeting of stockholders by any stockholder of record of the Company who was a stockholder of record at the time of the giving of notice for the annual meeting, who is entitled to vote at the meeting and who has complied with the Company’s notice procedures.

For nominations or other business to be properly brought before an annual meeting by a stockholder, the stockholder must have given timely notice in proper written form to the Company’s Secretary and such business must be a proper matter for stockholder action under Delaware Law.

To be timely, a stockholder’s notice must be delivered to the Company’s Secretary at the principal executive offices of the Company not less than 90 and not more than 120 days prior to the first anniversary of the preceding year’s annual meeting of stockholders (the “Meeting Anniversary”). However, if the date of the annual meeting is advanced more than 30 days prior to or delayed by more than 30 days after the Meeting Anniversary, notice by the stockholder to be timely must be so delivered not later than the close of business on the later of (i) the 90th day prior to such annual meeting or (ii) the 10th day following the day on which public announcement of the date of such meeting is first made.

A stockholder’s notice of such stockholder’s proposals or nominations must set forth:

•

as to the stockholder giving the notice and any beneficial owner, any person controlling or acting in concert with such stockholder and any person controlling, controlled by or under common control with any such persons (each an “Associated Person”) (on whose behalf a nomination is made, in the case of a stockholder nomination):

•	the name and address of such stockholder, as they appear on the Company’s books, and of such Associated Persons;

•	the residence name and address of such stockholder (if different from the Company’s books);

•	the class and number of shares of the Company that are owned beneficially and of record by such stockholder or such Associated Person;

•	a description of any derivative positions held or beneficially held by such stockholder or such Associated Person; and

•	whether and the extent to which a hedging transaction has been entered into by or on behalf of such stockholder or such Associated Person.

A stockholder’s notice of such stockholder’s proposals must also set forth:

•

as to each matter of business that the stockholder proposes to bring before the meeting, a brief description of such business, the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made; and

•	as to the stockholder giving the notice and any Associated Person:

•

a description of all arrangements or understandings between such stockholder or Associated Person and any other person or entity (including their names) in connection with the proposal of such business by such stockholder and any material interest of such stockholder, Associated Person or other person or entity in such business;

•	a representation that such stockholder intends to appear in person or by proxy at the annual meeting to bring such business before the meeting; and

•

whether either such stockholder or Associated Person intends to deliver a proxy statement or form of proxy to holders of at least the percentage of the Company’s voting shares required to approve the proposal or otherwise to solicit proxies from stockholders in support of the proposal.

A stockholder’s notice of such stockholder’s nominations must also set forth:

•

as to each person whom the stockholder proposes to nominate for election or re-election as a director, all information relating to such person as would be required to be disclosed in solicitations of proxies for the election of such nominees as directors pursuant to Regulation 14A under the Exchange Act and such person’s written consent to serve as a director if elected; and

•	as to the stockholder giving the notice and any Associated Person on whose behalf a nomination is made:

•

a description of all arrangements or understandings between such stockholder or Associated Person and each proposed nominee and any other person or entity (including their names) pursuant to which the nomination(s) are to be made by such stockholder;

•	a representation that such stockholder intends to appear in person or by proxy at the annual meeting to nominate the persons named in its notice;

•

all information relating to such stockholder or such Associated Person as would be required to be disclosed in solicitations of proxies for the election of such nominees as directors pursuant to Regulation 14A under the Exchange Act; and

•

whether either such stockholder or Associated Person intends to deliver a proxy statement or form of proxy to holders of a sufficient number of holders of the Company’s voting shares to elect such nominee or nominees or otherwise to solicit proxies from stockholders in support of the nomination.

Any stockholder who submits a notice of proposal for business or nomination for election is also required to update and supplement the information disclosure in such notice, if necessary, so that the information provided or required to be provided in such notice shall be true and correct as of the record date for the meeting of stockholders and as of the date that is 12 days prior to such meeting or any adjournment or postponement thereof.

In the event that the number of directors to be elected to the Board is increased and there is no public announcement naming all of the nominees for director or specifying the size of the increased Board made by the Company at least 100 days prior to the Meeting Anniversary, a stockholder’s notice required by the Company’s By-Laws also will be considered timely, but only with respect to nominees for any new positions created by such increase, if it is delivered to the Secretary at the principal executive offices of the Company not later than the close of business on the 10th day following the day on which such public announcement is first made by the Company.

The preceding five paragraphs are intended to summarize the applicable By-Laws of the Company. These summaries are qualified in their entirety by reference to those By-Laws, which are available on the Company’s website at www.zepinc.com under “Corporate Governance.”

By order of the Board,

C. FRANCIS WHITAKER, III

Vice President, General Counsel and Secretary

APPENDIX A

Zep Inc.

Director Independence Standards

The New York Stock Exchange (“NYSE”) requires listed companies to have a majority of independent directors. Each year, the Board will affirmatively determine whether a director has any material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company) and will disclose these determinations in its annual proxy statement.

A director will not be considered independent if:

(a)	the director is, or has been within the last three years, an employee of the Company, or an immediate family member is, or has been within the last three years, an executive officer, of the Company or any of its affiliates;

(b)	the director has received, or has an immediate family member who has received, during any twelve-month period within the last three years, more than $100,000 in direct compensation from the Company or any of its affiliates, other than director and committee fees (including fees paid to the Chairman of the Board of Directors and the chairman of any committee of the Board of the Directors) and pension or other forms of deferred compensation for prior service, provided such compensation is not contingent in any way on continued service;

(c)	(1) the director or an immediate family member is a current partner of a firm that is the Company’s internal or external auditor; (2) the director is a current employee of such a firm; (3) the director has an immediate family member who is a current employee of such a firm and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; or (4) the director or an immediate family member was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on the Company’s or any of its affiliates’ audit within that time;

(d)	the director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of the Company’s or any of its affiliates’ present executive officers at the same time serves or served on that company’s compensation committee;

(e)	the director is a current employee, or an immediate family member is a current executive officer, of any company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues (such payments and consolidated gross revenues to be measured based on reported figures for the last completed fiscal year); and

(f)	the director is a current executive officer of a charitable organization to which the Company has made charitable contributions in any of the last three fiscal years in excess of the greater of $1 million, or 2% of such charitable organization’s consolidated gross revenues for the fiscal year in which such charitable contributions were made.

Notwithstanding the foregoing, if the Board affirmatively determines that a director who does not meet the standards in subsection (f) is nevertheless independent, the Board of Directors will provide an explanation of its determination in the Company’s annual proxy statement.

For purposes of these guidelines, the terms:

“Company” includes any parent or subsidiary in a consolidated group with Zep Inc.; and

“immediate family” includes a person’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law and anyone (other than domestic employees) who shares such person’s home.

EXHIBIT A

Zep Inc.

Management Compensation and Incentive Plan

(as amended and restated)

Effective as of September 1, 2008

1.	Establishment and Effective Date of Plan

Zep Inc. (the “Corporation”) hereby adopts the amended and restated Zep Inc. Management Compensation and Incentive Plan (the “Plan”) for its executive officers and certain other executives of the Corporation, its Subsidiaries and Business Units who are in management positions designated as eligible for participation by the Compensation Committee of the Board of Directors of the Corporation or such other committee appointed by the Board (the “Committee”) or its designee. The Plan shall be effective on September 1, 2008 and shall remain in effect, subject to the rights of amendment and termination in Section 13, until the Incentive Awards are paid for the Corporation’s fiscal year ending in 2014. Payments under the Plan shall only be made to Named Executive Officers after the Plan is approved by the stockholder(s) of the Corporation.

2.	Purpose of the Plan

The purpose of the Plan is to further the growth and financial success of the Corporation by offering performance incentives to designated executives who have significant responsibility for such success.

3.	Definitions

(a) “Base Annual Salary” means the actual base salary paid to a Participant during the applicable Plan Year, increased by the amount of any pre-tax deferrals or other pre-tax payments made by the Participant to the Corporation’s deferred compensation or welfare plans (whether qualified or non-qualified) and adjusted for any changes in the frequency or timing of salary payments.

(b) “Board of Directors” means the Board of Directors of the Corporation.

(c) “Business Unit” means a separate business operating unit of the Corporation with respect to which separate performance goals are established hereunder.

(d) “Change in Control” means any of the following events:

(i) The acquisition (other than from the Corporation) by any “Person” [as the term person is used for purposes of Sections 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the “1934 Act”)] of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the 1934 Act) of twenty percent (20%) or more of the combined voting power of the Corporation’s then outstanding voting securities; or

(ii) The individuals who, as of September 1, 2008, are members of the Board of Directors (the “Incumbent Board”), cease for any reason to constitute at least two-thirds of the Board of Directors; provided, however, that if the election, or nomination for election by the Corporation’s stockholders, of any new director was approved by a vote of at, least two-thirds of the Incumbent Board, such new director shall, for purposes of this Plan, be considered as a member of the Incumbent Board; or

(iii) Consummation of a merger or consolidation involving the Corporation if the stockholders of the Corporation, immediately before such merger or consolidation do not, as a result of such merger or consolidation, own, directly or indirectly, more than sixty percent (60%) of the combined voting power of the then outstanding voting securities of the corporation resulting from such merger or consolidation in substantially the same proportion as their ownership of the combined voting power of the voting securities of the Corporation outstanding immediately before such merger or consolidation; or

(iv) Consummation of a complete liquidation or dissolution of the Corporation or an agreement for the sale or other disposition of all or substantially all of the assets of the Corporation.

Notwithstanding the foregoing, a Change in Control shall not be deemed to occur pursuant to subsection (i) above, solely because twenty percent (20%) or more of the combined voting power of the Corporation’s then outstanding securities is acquired by (i) a trustee or other fiduciary holding securities under one or more employee benefit plans maintained by the Corporation or any of its Subsidiaries, or (ii) any corporation which, immediately prior to such acquisition, is owned directly or indirectly by the stockholders of the Corporation in the same proportion as their ownership of stock in the Corporation immediately prior to such acquisition.

(e) “Chief Executive Officer” means the chief executive officer of the Corporation, unless otherwise specified.

(f) “Code” means the Internal Revenue Code of 1986, as amended.

(g) “Committee” means the Compensation Committee of the Board of Directors or any other committee designated by the Board of Directors which is responsible for administering the Plan.

(h) “Corporation” means Zep Inc. and its successors.

(i) “Incentive Award” or “Award” means the bonus awarded to a Participant under the terms of the Plan.

(j) “Maximum Award” means the maximum percentage of Base Annual Salary which may be paid based upon the Relative Performance during the Plan Year.

(k) “Named Executive Officer” means a Participant who as of the date of payment of an Incentive Award is one of the group of “covered employees” under Code Section 162(m) and the regulations and rulings thereunder.

(l) “Participant” means an employee of the Corporation, a Subsidiary or a Business Unit who is designated by the Committee to participate in the Plan.

(m) “Performance Measure” means the performance measures described on Appendix A attached hereto, as they may be amended from time to time.

(n) “Personal Performance Goals” means the goals established for each Participant each year to improve the effectiveness of the Participant’s area of responsibility as well as the Corporation as a whole.

(o) “Plan Rules” means the guidelines established annually by the Committee pursuant to Section 4, subject to ratification by the Board of Directors.

(p) “Plan Year” means the twelve month period which is the same as the Corporation’s fiscal year, i.e. beginning September 1 and ending August 31.

(q) “Relative Performance” means the extent to which the Corporation, designated Business Unit or Subsidiary, as applicable, achieves the performance measurement criteria set forth in the Plan Rules.

(r) “Subsidiary” means any corporation in an unbroken chain of corporations, beginning with the Corporation, if each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

(s) “Target Award” means the percentage (which may vary among Participants and from Plan Year to Plan Year) of Base Annual Salary which will be paid to a Participant as an Incentive Award if the performance measurement criteria applicable to the Participant for the Plan Year is achieved, as reflected in the Plan Rules for such Plan Year.

(t) “Threshold Award” means the percentage of Base Annual Salary which may be paid based on the minimum acceptable Relative Performance during the Plan Year.

4.	Administration of the Plan

The Plan will be administered by the Committee, subject to its right to delegate responsibility for administration of the Plan as it applies to Participants other than Named Executive Officers pursuant to Section 7. The Committee will have authority to establish Plan Rules with respect to the following matters, subject to the right of the Board of Directors to ratify such Plan Rules:

(a) the employees who are to become Participants in the Plan;

(b) the Target Award, Maximum Award and Threshold Award that can be granted to each Participant and the method for determining such award, which the Committee may amend from time to time;

(c) the performance targets and the measurement criteria to be used in determining the Corporation’s or a Business Unit’s or a Subsidiary’s Relative Performance, which will include one or more of the Performance Measures listed on Appendix A attached hereto, as determined by the Committee each year; and

(d) the time or times and the conditions subject to which any Incentive Award may become payable.

The Plan Rules will be adopted by the Committee prior to, or as soon as practical after, the commencement of each Plan Year. Subject to the provisions of the Plan and the Committee’s right to delegate its responsibilities, the Committee will also have the discretionary authority to interpret the Plan, to prescribe, amend and rescind rules and regulations relating to it, and to make all other determinations deemed necessary or advisable in administering the Plan. The determinations of the Committee on the matters referred to in paragraphs (a) through (d) of this Section 4 shall be submitted at least annually to the Board of Directors for its consideration and ratification. For Participants who are not Named Executive Officers, the Committee may in its discretion (i) establish performance measures and criteria not listed on Appendix A without obtaining shareholder approval; and (ii) during a Plan Year revise the performance targets and measurement criteria to the extent the Committee deems necessary to achieve the purposes of the Plan to reflect any changed or unexpected or unusual circumstances.

5.	Participation

Eligibility for participation in the Plan is limited to executive officers of the Corporation and certain other executives of the Corporation, Business Units or Subsidiaries who hold key management and staff positions. From among those eligible and based upon the recommendations of the Chief Executive Officer and other designees, the Committee will designate by name or position the Participants each Plan Year. Any employee who is a Participant in one Plan Year may be excluded from participation in any other Plan Year. If, during the Plan Year, a Participant other than a Named Executive Officer changes employment positions to a new position which corresponds to a different award level, the Committee may, in its discretion, adjust the Participant’s award level for such Plan Year. The Committee may, in its discretion, designate employees who are hired after the beginning of the Plan Year as Participants for such Plan Year and as eligible to receive full or partial Incentive Awards for such year.

6.	Incentive Awards

(a)	Determination of the Amount of Incentive Awards

At the end of each Plan Year, the Committee shall certify the extent to which the performance targets and measurement criteria established pursuant to Section 4 have been achieved for such Plan Year based upon financial and other information provided by the Corporation. Subject to the right to decrease an award as described in the next paragraph, the Participant’s Incentive Award shall be computed by the Committee based upon the achievement of the established performance targets, measurement criteria and the requirements of the Plan. In addition to any adjustments provided for in the Incentive Award, the Committee may in determining whether performance targets have been met adjust the Corporation’s financial results to exclude the effect of unusual charges or income items, changes in accounting principles or tax law, or other events (such as acquisitions, divestitures, discontinued operations, equity and other restructurings, gains and/or losses on asset sales, reductions in force and currency fluctuations), which are distortive of results year over year (either on a segment or consolidated basis); provided, that for purposes of determining the Incentive Awards of Named Executive Officers that are intended to qualify as performance-based compensation under Code Section 162(m), the Committee shall exclude unusual items whose exclusion has the effect of increasing Relative Performance if such items constitute “extraordinary” or “unusual” events or items under generally accepted accounting principles or are unusual events or items. In addition, the Committee will adjust its calculations to exclude the unanticipated effect on financial results of changes in the Code or other tax laws, or the regulations relating thereto.

The Committee may, in its discretion, decrease the amount of a Participant’s Incentive Award for a Plan Year based upon such factors as it may determine, including the failure of the Corporation, Business Unit or Subsidiary to meet certain performance goals or of a Participant to meet his Personal Performance Goals. The factors to be used in reducing an Incentive Award may be established at the beginning of a Plan Year and may vary among Participants.

In the event that the Corporation’s, Business Unit’s or Subsidiary’s performance is below the performance thresholds for the Plan Year and the Incentive Awards are reduced or cancelled, the Committee may in its discretion grant Incentive Awards to deserving Participants, except for Participants who are Named Executive Officers.

The Plan Rules and Incentive Awards under the Plan shall be administered in a manner to qualify payments under the Plan to the Named Executive Officers for the performance-based exception under Code Section 162(m) and the regulations thereunder, except where the Board of Directors determines such compliance is not necessary or not in the best interests of the Company or its stockholders. The maximum Incentive Award that may be paid to an individual Participant for a Plan Year shall be $4 million.

(b)	Eligibility for Payment of Incentive Award

No Participant will have any vested right to receive any Incentive Award until such date as the Board of Directors has ratified the Committee’s determination with respect to the payment of individual Incentive Awards, except where the Committee determines such ratification is not necessary. No Incentive Award will be paid to any Participant who is not an active employee of the Corporation, a Business Unit or a Subsidiary at the end of the Plan Year to which the Incentive Award relates. The

Committee may also provide that to receive an Incentive Award a Participant is required to be an active employee of the Corporation, a Business Unit or a Subsidiary on the date the Incentive Award is payable. At the discretion of the Committee or its designee (subject to ratification by the Board of Directors, where required), partial Incentive Awards may be authorized by the Committee to be paid to Participants (or their beneficiaries) who are terminated without cause or who retire, die or become permanently and totally disabled during the Plan Year. No Participant entitled to receive an Incentive Award shall have any interest in any specific asset of the Corporation, and such Participant’s rights shall be equivalent to that of a general unsecured creditor of the Corporation.

(c)	Payment of Awards

Payment of the Incentive Awards will be made as soon as practicable after their determination pursuant to subsections (a) and (b) above, subject to the Corporation’s right to allow a Participant to defer payment pursuant to an applicable deferred compensation plan of the Corporation. Payment will generally be made in a lump sum in cash, unless the Committee otherwise determines at the beginning of the Plan Year.

7.	Delegation of Authority by Committee

Notwithstanding the responsibilities of the Committee set forth herein, the Committee may delegate to the Chief Executive Officer or others all or any portion of its responsibility for administration of the Plan as it relates to Participants other than Named Executive Officers. Such delegation may include, without limitation, the authority to designate employees who can participate in the Plan, to establish Plan Rules, to interpret the Plan, to determine the extent to which performance criteria have been achieved, and to adjust Incentive Awards payable. In the case of each such delegation, the administrative actions of the delegate shall be subject to the approval of the person within the Corporation to whom the delegate reports (or, in the case of a delegation to the Chief Executive Officer, to the approval of the Committee).

8.	Change in Control

Upon the occurrence of a Change in Control, unless the Participant otherwise elects in writing in accordance with such rules as the Committee may establish, the Participant’s Incentive Award for the Plan Year shall be determined as if the Target Award level of performance has been achieved (without any reductions under Section 6(a)) and shall be deemed to have been fully earned for the Plan Year, provided that the Participant shall only be entitled to a pro rata portion of the Incentive Award based upon the number of days within the Plan Year that had elapsed as of the effective date of the Change in Control. The Incentive Award amount shall be paid only in cash within thirty (30) days of the effective date of the Change in Control. The Incentive Award payable upon a Change in Control to a Participant for the Plan Year during which a Change in Control occurs shall be the greater of the amount provided for under this Section 8 or the amount of the Incentive Award payable to such Participant for the Plan Year under the terms of any employment agreement or severance agreement with the Corporation, its Business Units or Subsidiaries, and the Participant shall not receive a duplicate Incentive Award for the Plan Year (or portion of a Plan Year) under this Plan and any such employment agreement or severance agreement. Notwithstanding the above, the Committee may provide in the Plan Rules for alternative consequences upon a Change in Control, which may apply to some or all Participants and which may vary among Participants.

9.	Beneficiary

The Committee may provide for each Participant to designate a person or persons to receive, in the event of death, any Incentive Award to which the Participant would then be entitled under Section 6(b).

Such designation will be made in the manner determined by the Committee and may be revoked by the Participant in writing. If the Committee does not provide for such designation or if a Participant fails effectively to designate a beneficiary, then the estate of the Participant will be deemed to be the beneficiary.

10.	Withholding Taxes

The Corporation shall deduct from each Incentive Award the amount of any taxes required to be withheld by any governmental authority.

11.	Employment

Nothing in the Plan or in any Incentive Award shall confer (or be deemed to confer) upon any Participant the right to continue in the employ of the Corporation, a Business Unit or a Subsidiary, or interfere with or restrict in any way the rights of the Corporation, a Business Unit or a Subsidiary to discharge any Participant at any time for any reason whatsoever, with or without cause.

12.	Successors

All obligations of the Corporation under the Plan with respect to Incentive Awards granted hereunder shall be binding upon any successor to the Corporation, whether such successor is the result of an acquisition of stock or assets of the Corporation, a merger, a consolidation or otherwise.

13.	Termination and Amendment of the Plan

The Committee, subject to the ratification rights of the Board of Directors, has the right to suspend or terminate the Plan at any time, or to amend the Plan in any respect provided that no such action will, without the consent of an affected Participant, adversely affect the Participant’s rights under an Incentive Award approved under Section 6(b).

14.	Governing Law

The Plan shall be interpreted and construed under the laws of the State of Georgia.

APPENDIX A

to

Zep Inc.

Management Compensation and Incentive Plan

Performance Measure*	General Definition
AATP Margin	AATP divided by Sales

Adjusted After-Tax Profit (AATP)	APTP minus book income taxes (reported tax rate applied to APTP)

Adjusted EBIT	EBIT excluding gain/loss on asset sales

Adjusted Pre-Tax Profit (APTP)	Income before provision for income taxes plus interest expense plus implied interest on capitalized operating leases.

Capitalized Economic Profit	Economic Profit divided by a predetermined rate reflecting the cost of capital

Capitalized Entity Value	Sum of average invested capital in the business and the Capitalized Economic Profit

Capitalized Equity Value	Capitalized Entity Value minus total debt

Cashflow	Net cash provided by operating activities less cash used for investing activities

Cashflow Return on Capital	Cashflow divided by average invested capital

Cashflow Return on Capitalized Entity/ Equity Value	Cashflow divided by Capitalized Entity/EquityValue

Cashflow Return on Investment	The amount comprised of net income plus depreciation and amortization plus/minus working capital expenditures, plus the non-cash portion of the long-term incentive plan, divided by the amount comprised of gross fixed assets plus net working capital excluding cash and interest-bearing debt

Change in Capital	Capital expenditures plus/minus change in working capital plus net proceeds from asset sales

Change in Operating Working Capital	GAAP cash flow of accounts receivable (including allowance for doubtful accounts), inventory and accounts payable

Change in Price of Shares	Percentage increase in per-share price. The measure may be adjusted for Change in Capitalization (as defined in the Plan).

Change in Working Capital	Increase or decrease in working capital

Customer Satisfaction	Independent scoring of the satisfaction of customers based on a pre-determined criterion

Days Payables Outstanding (DPO)	Accounts payable balance divided by average daily cost of sales for trailing three months

Performance Measure*	General Definition
Days Inventory Outstanding (DIO)	Inventory balance divided by average daily cost of sales for trailing three months

Days Sales Outstanding (DSO)	Accounts receivable balance divided by average daily sales for trailing three months

Debt	Third party interest-bearing debt recorded on the balance sheet. The measure may include or exclude lease obligations.

Debt Reduction	Decrease in total debt from one period to another

Diversity	Achievement of stated diversity metrics to improve business performance

Earnings Before Interest and Taxes (EBIT)	Net Income minus interest and taxes.

Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA)	Net Income minus interest, taxes, depreciation and amortization.

EBIT, EBITDA or Net Income Margin	EBIT, EBITDA or Net Income divided by Sales

Earnings Per Share	Primary or fully diluted earnings per share.

Economic Profit	AATP minus a charge for capital

Employee Satisfaction	Independent scoring of the satisfaction of employees based on a pre-determined criterion

Environmental, Health and Safety Compliance	Compliance with regulatory and company defined standards

Key Performance Indicators	Actual attainment of pre-established company key performance indicators

Market Share	Percentage achieved or increased within a category and/or geography

New Product Vitality	Percent of revenue from new products introduced over a specified period of time

Net Debt	Third party interest-bearing debt less cash balances. This may included or exclude lease obligations.

Net Debt Reduction	Change in Net Debt from one period to another

Net Income	Net income as reported in Zep Inc.’s annual financial statements or the books and records of its segments.

Net Income Return on Capital	Net Income divided by average invested capital

Net Trade Cycle Days Improvement	Year over year improvement of DSO plus DIO minus DPO as of a date or average over the time period.

Operating Working Capital	Net accounts receivable plus inventory minus accounts payable

Performance Against Annual Improvement Priorities	Percentage or actual achievement of milestones and metrics outlined in each Annual Improvement Priority

Quality Measures	The quality scores of various company processes

Return on Assets (ROA)	Net Income divided by average total assets

Return on Equity (ROE)	Net Income divided by average stockholders’ equity

Performance Measure*	General Definition
Return on Gross Investment	Sum of Net Income plus depreciation divided by sum of average invested capital plus accumulated depreciation

Return on Invested Capital (ROIC)	Net Income or AATP divided by average invested capital

Return on Net Assets (RONA)	Net Income, APTP, or income before taxes, divided by average net assets

Sales	Net sales per GAAP of products and services.

Sales Growth	Percentage change in Sales from year to year

Total Return to Stockholders	Percentage change in stockholder value (stock price plus reinvested dividends)

Working Capital	Current assets minus current liabilities

Zep Business Systems Processes	Percentage utilized or achieved with ZBS tools and/or processes

*	Performance Measures may be adjusted in accordance with the Plan for restructuring charges, reductions in force, changes in accounting principles, changes in tax laws, gain and/or losses on asset sales, discontinued operations, acquisitions, divestitures, currency fluctuations, equity adjustments or other extraordinary or unusual items which may distort results.

PRINTED ON RECYCLED PAPER

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” ITEMS 1 THROUGH 3.

								Please mark your votes as indicated in this example	☒

		FOR	WITHHOLD	* EXCEPTIONS			FOR	AGAINST	ABSTAIN
1.	ELECTION OF DIRECTORS	ALL	FOR ALL

	Nominees: 01 J. Veronica Biggins 02 O.B. Grayson Hall, Jr.	☐	☐	☐	2.	Vote to approve the Zep Inc. Management Compensation and Incentive Plan	☐	☐	☐
					3.	Vote to ratify the appointment of the Independent Registered Public Accounting Firm	☐	☐	☐
(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box above and write that nominee’s name in the space provided below.) * Exceptions

Mark Here for Address ☐
Change or Comments
SEE REVERSE

Signature	Signature	Date

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

▲    FOLD AND DETACH HERE    ▲

WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING,

BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to the stockholder meeting date.

INTERNET http://www.proxyvoting.com/zep Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.
OR
TELEPHONE 1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/isd where step-by-step instructions will prompt you through enrollment.

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PROXY

Zep Inc.

Annual Meeting Of Stockholders – January 8, 2009

This Proxy is Solicited by the Board of Directors of the Company

The undersigned hereby appoints John K. Morgan, Mark R. Bachmann and C. Francis Whitaker, III, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Zep Inc. Common Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Stockholders to be held January 8, 2009 or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Meeting.

(Continued and to be marked, dated and signed, on the other side)

BNY MELLON SHAREOWNER SERVICES
Address Change/Comments	P.O. BOX 3550
(Mark the corresponding box on the reverse side)	SOUTH HACKENSACK, NJ 07606-9250

▲     FOLD AND DETACH HERE    ▲

You can now access your Zep Inc. shareowner account online.

Access your Zep Inc. shareowner account online via Investor ServiceDirect® (ISD).

The transfer agent for Zep Inc. now makes it easy and convenient to get current information on your shareowner account.

• View account status	• View payment history for dividends
• View certificate history	• Make address changes
• View book-entry information	• Obtain a duplicate 1099 tax form
• Establish/change your PIN

Visit us on the web at http://www.bnymellon.com/shareowner/isd

Available 24 hours per day, 7 days per week

For Technical Assistance Call 1-877-978-7778 between 9am-7pm

Monday-Friday Eastern Time

You can also access your Zep Inc. shareowner account by calling toll free 1-877-272-9641.

Stockholders outside the U.S. should call 1-201-680-6578.

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